Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

SANDY SPRING BANCORP, INC.

and

ATLANTIC UNION BANKSHARES CORPORATION

Dated as of October 21, 2024

TABLE OF CONTENTS

Article I THE MERGER		2

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	3
1.4	Effects of the Merger.	3
1.5	Conversion of SASR Common Stock.	3
1.6	AUB Stock	4
1.7	Treatment of SASR Equity Awards	4
1.8	SASR ESPP	7
1.9	Certificate of Incorporation of Surviving Corporation	8
1.10	Bylaws of Surviving Corporation	8
1.11	Tax Consequences	8
1.12	Bank Merger	8

Article II Exchange of Shares		9

2.1	AUB to Make Consideration Available	9
2.2	Exchange of Shares	9

Article III Representations And Warranties Of SASR		12

3.1	Corporate Organization	12
3.2	Capitalization	14
3.3	Authority; No Violation	15
3.4	Consents and Approvals	16
3.5	Reports	17
3.6	Financial Statements	18
3.7	Broker’s Fees	20
3.8	Absence of Certain Changes or Events	20
3.9	Legal Proceedings	20
3.10	Taxes and Tax Returns	21
3.11	Employees	22
3.12	SEC Reports	26
3.13	Compliance with Applicable Law	26
3.14	Certain Contracts	28
3.15	SASR Supervisory Actions	30
3.16	Risk Management Instruments	30
3.17	Environmental Matters	31
3.18	Investment Securities and Commodities	31
3.19	Real Property	32
3.20	Intellectual Property	32
3.21	Customer Relationships	34
3.22	Loan Portfolio	34
3.23	Insurance	36

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3.24	Investment Advisory Matters	36
3.25	Sanctions, Anti-Money Laundering and Anti-Corruption Laws	38
3.26	Deposits	39
3.27	Related Party Transactions	40
3.28	State Takeover Laws	40
3.29	Reorganization	40
3.30	Opinion	40
3.31	SASR Information	41
3.32	No Other Representations or Warranties	41

Article IV Representations And Warranties Of AUB		41

4.1	Corporate Organization	41
4.2	Capitalization	42
4.3	Authority; No Violation	44
4.4	Consents and Approvals	45
4.5	Reports	45
4.6	Financial Statements	46
4.7	Broker’s Fees	47
4.8	Absence of Certain Changes or Events	47
4.9	Legal Proceedings	48
4.10	Taxes and Tax Returns	48
4.11	Employees	49
4.12	SEC Reports	50
4.13	Compliance with Applicable Law	50
4.14	Certain Contracts	51
4.15	AUB Supervisory Actions	52
4.16	Risk Management Instruments	52
4.17	Environmental Matters	53
4.18	Real Property	53
4.19	Intellectual Property	53
4.20	Loan Portfolio	54
4.21	Insurance	54
4.22	State Takeover Laws	54
4.23	Reorganization	55
4.24	Opinion	55
4.25	AUB Information	55
4.26	Sanctions, Anti-Money Laundering and Anti-Corruption Laws	55
4.27	No Other Representations or Warranties	56

Article V Covenants Relating to Conduct of Business		56

5.1	Conduct of Businesses by SASR Prior to the Effective Time	56
5.2	Forbearances of SASR.	57
5.3	Conduct of Businesses by AUB Prior to the Effective Time	62
5.4	Forbearances of AUB	62

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Article VI Additional Agreements		63

6.1	Regulatory Matters	63
6.2	Access to Information; Confidentiality	65
6.3	Stockholder and Shareholder Approvals	67
6.4	Legal Conditions to Merger	68
6.5	Stock Exchange Listing	68
6.6	Employee Matters	68
6.7	Indemnification; Directors’ and Officers’ Insurance	70
6.8	Additional Agreements	72
6.9	Advice of Changes	72
6.10	Dividends	72
6.11	Shareholder Litigation	73
6.12	Corporate Governance	73
6.13	Acquisition Proposals	74
6.14	Public Announcements	75
6.15	Change of Method	75
6.16	Takeover Statutes	76
6.17	Treatment of SASR Indebtedness	76
6.18	Exemption from Liability Under Section 16(b)	76
6.19	Tax Cooperation	76
6.20	Client Consents	77
6.21	CRE Loan Portfolio Sale	77
6.22	Operating Functions	78

Article VII Conditions Precedent		78

7.1	Conditions to Each Party’s Obligation to Effect the Merger	78
7.2	Conditions to Obligations of AUB	79
7.3	Conditions to Obligations of SASR	80

Article VIII Termination and Amendment		81

8.1	Termination	81
8.2	Effect of Termination	82

Article IX General Provisions		84

9.1	Amendment	84
9.2	Extension; Waiver	84
9.3	Nonsurvival of Representations, Warranties and Agreements	84
9.4	Expenses	85
9.5	Notices	85
9.6	Interpretation	86
9.7	Counterparts	87
9.8	Entire Agreement	87
9.9	Governing Law; Jurisdiction	87

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9.10	Waiver of Jury Trial	87
9.11	Assignment; Third-Party Beneficiaries	88
9.12	Specific Performance	88
9.13	Severability	89
9.14	Confidential Supervisory Information	89
9.15	Delivery by Facsimile or Electronic Transmission	89

Exhibit A – Form of Plan of Merger

Exhibit B – Form of Bank Merger Agreement

Exhibit C – Form of SASR Support Agreement

Exhibit D – Form of AUB Support Agreement

-iv-

INDEX OF DEFINED TERMS

Page

ACL	19
Acquisition Proposal	76
Adviser Compliance Policies	37
affiliate	88
Agreement	1
Anti-Money Laundering Laws	39
Applicable Performance Level	5
Articles of Merger	3
Assumed Dividend Equivalent Unit	5
Assumed Equity Awards	5
Assumed PSU Award	5
Assumed RSU Award	4
AUB	1
AUB Articles	42
AUB Benefit Plans	50
AUB Board Recommendation	68
AUB Bylaws	42
AUB Common Stock	3
AUB Contract	52
AUB Designated Shareholders	2
AUB Disclosure Schedule	42
AUB Equity Awards	43
AUB Meeting	67
AUB Options	43
AUB Owned Properties	54
AUB PSU Awards	43
AUB Real Property	54
AUB Regulatory Agencies	46
AUB Reports	50
AUB Restricted Stock Awards	43
AUB Share Issuance	44
AUB Subsidiary	42
AUB Subsidiary Bank	8
AUB Supervisory Action	53
AUB Support Agreement	2
Bank Merger	8
Bank Merger Act	16
Bank Merger Agreement	8
Bank Merger Certificates	8
BHC Act	12
business day	88
Call Reports	19
CARES Act	27

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Chosen Courts	89
Client Consent	78
Closing	2
Closing Date	2
Code	1
Collective Bargaining Agreement	25
Confidentiality Agreement	67
Continuing Employee	69
CRE Loan Portfolio	78
CRE Loan Portfolio Sale	78
DOL	23
Effective Time	3
Eligibility Criteria	74
Employee Benefit Plan	22
Enforceability Exceptions	16
Environmental Laws	31
ERISA	22
ERISA Affiliate	23
Exchange Act	18
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	3
FCPA	38
FDIC	13
Federal Reserve Board	16
GAAP	12
Governmental Entity	17
HSR Act	17
Intellectual Property	33
Intended Tax Treatment	1
Investment Advisers Act	36
Investment Advisory Services	36
IRS	23
IT Assets	33
Joint Proxy Statement/Prospectus	17
Key Employee	60
knowledge	88
Liens	15
Loans	34
made available	88
Material Adverse Effect	12
Materially Burdensome Regulatory Condition	66
Merger	2
Merger Consideration	3
MGCL	2
MSDAT	3

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Multiemployer Plan	22
Multiple Employer Plan	24
NYSE	10
OFAC	39
Old Certificate	3
Permitted Encumbrances	32
person	88
Personal Data	27
Plan of Merger	2
Premium Cap	72
Recommendation Change	68
Representatives	75
Requisite SASR Vote	16
Requisite AUB Vote	44
Requisite Regulatory Approvals	65
Riegle-Neal Act	16
S-4	17
Sanctioned Country	39
Sanctions	39
SASR	1
SASR Advisory Agreement	38
SASR Advisory Client	38
SASR Advisory Entity	36
SASR Articles	13
SASR Bank Directors	74
SASR Benefit Plans	22
SASR Board Recommendation	68
SASR Bylaws	13
SASR Common Stock	3
SASR Contract	29
SASR Designated Stockholders	1
SASR Directors	74
SASR Disclosure Schedule	12
SASR Dividend Equivalent Unit	5
SASR Equity Awards	6
SASR ESPP	7
SASR Indemnified Parties	72
SASR Insiders	78
SASR Meeting	67
SASR Option	6
SASR Option Consideration	6
SASR Owned Properties	32
SASR PSU Award	5
SASR Qualified Plans	23
SASR Real Property	32
SASR Regulatory Agencies	17

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SASR Reports	26
SASR Restricted Stock	3
SASR RSU Award	4
SASR Securities	15
SASR Stock Plan	4
SASR Subsidiary	13
SASR Subsidiary Bank	8
SASR Subsidiary Securities	15
SASR Supervisory Action	30
SASR Support Agreement	1
SASR Terminating Award Consideration	7
SASR Terminating PSU Award	6
SASR Terminating PSU Award Consideration	6
SASR Terminating RSU Award	5
SASR Terminating RSU Award Consideration	5
Sarbanes-Oxley Act	18
SEC	17
Securities Act	26
Series A Preferred Stock	4
Subsidiary	13
Surviving Bank	8
Surviving Corporation	2
Takeover Statutes	40
Tax	22
Tax Return	22
Taxes	22
Termination Date	82
Termination Fee	84
Title IV Plan	23
VSCA	2
VSCC	3

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2024 (this “Agreement”), is by and between Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”), and Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of SASR has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of SASR and SASR’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by SASR of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of AUB has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of AUB and AUB’s shareholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by AUB of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of SASR, subject to the terms of this Agreement, has resolved to recommend that SASR’s stockholders approve this Agreement and to submit this Agreement to SASR’s stockholders for approval;

WHEREAS, the Board of Directors of AUB, subject to the terms of this Agreement, has resolved to recommend that AUB’s shareholders approve this Agreement and to submit this Agreement to AUB’s shareholders for approval;

WHEREAS, for federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and (ii) the Bank Merger shall qualify as a “reorganization” within the meaning of the Code, and this Agreement is intended to be adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code (clauses (i) and (ii) collectively, the “Intended Tax Treatment”);

WHEREAS, each of the members of the Board of Directors of SASR (such individuals, the “SASR Designated Stockholders”) are supportive of this Agreement and the transactions contemplated hereby, including the Merger, and have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form of Exhibit C hereto (the “SASR Support Agreement”), pursuant to which, among other things, each of the SASR Designated Stockholders is agreeing, subject to the terms of the SASR Support Agreement, to vote all shares of SASR Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the approval and adoption of this Agreement, and the SASR Support Agreement is further a condition and inducement for AUB to enter into this Agreement;

WHEREAS, each of the members of the Board of Directors of AUB (such individuals, the “AUB Designated Shareholders”) are supportive of this Agreement and the transactions contemplated hereby, including the Merger, and have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form of Exhibit D hereto (the “AUB Support Agreement”), pursuant to which, among other things, each of the AUB Designated Shareholders is agreeing, subject to the terms of the AUB Support Agreement, to vote all shares of AUB Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the approval and adoption of this Agreement, and the AUB Support Agreement is further a condition and inducement for SASR to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1           The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (as amended from time to time, the “MGCL”) and the Virginia Stock Corporation Act (as amended from time to time, the “VSCA”), at the Effective Time, SASR shall merge with and into AUB (the “Merger”) pursuant to the Plan of Merger, substantially in the form of Exhibit A hereto (the “Plan of Merger”), with AUB surviving the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”). The Surviving Corporation shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of SASR shall terminate.

1.2           Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on the first day of the calendar month immediately following the calendar month in which all of the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (provided, that, if such satisfaction or waiver occurs on or after the twentieth (20th) day of a calendar month, the Closing will take place on the first day of the calendar month that is the second calendar month from the month in which such satisfaction or waiver occurs), unless another date, time or place is agreed to in writing by SASR and AUB. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3           Effective Time. On or (if agreed by SASR and AUB) prior to the Closing Date, AUB and SASR, respectively, shall cause to be filed articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger, with the Virginia Stock Corporation Commission (the “VSCC”) and Section 3-109 of the MGCL with the Maryland State Department of Assessments and Taxation (“MSDAT”) (collectively, the “Articles of Merger”). The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the VSCA and the MGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the VSCA, the MGCL and this Agreement.

1.5           Conversion of SASR Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AUB, SASR or the holder of any securities of AUB or SASR:

(a)           Subject to Section 2.2(e), each share of common stock, par value $1.00 per share, of SASR (“SASR Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of restricted SASR Common Stock (“SASR Restricted Stock”) and shares of SASR Common Stock owned by SASR or AUB (in each case other than shares of SASR Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SASR or AUB in respect of debts previously contracted), shall be converted into the right to receive 0.900 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of common stock, par value $1.33 per share, of AUB (the “AUB Common Stock”).

(b)           All of the shares of SASR Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of SASR Common Stock) previously representing any such shares of SASR Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of AUB Common Stock which such shares of SASR Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of AUB Common Stock or SASR Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give AUB and the holders of shares of SASR Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit SASR or AUB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of SASR Common Stock that are owned by SASR or AUB (in each case other than shares of SASR Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SASR or AUB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no AUB Common Stock or other consideration shall be delivered in exchange therefor.

1.6           AUB Stock. At and after the Effective Time, (a) each share of AUB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger and (b) each share of AUB’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”) shall remain an issued and outstanding share of Series A Preferred Stock of the Surviving Corporation and shall not be affected by the Merger.

1.7           Treatment of SASR Equity Awards.

(a)           Restricted Stock Units.

(i)             At the Effective Time, except as set forth in Section 1.7(a)(ii), each time-vesting restricted stock unit award (not including any award that vests based on the achievement of a combination of time- and performance-based conditions) in respect of shares of SASR Common Stock granted under the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan, Sandy Spring Bancorp, Inc. 2024 Equity Plan, 2008 Revere Bank Equity Compensation Plan or 2013 Revere Bank Equity Compensation Plan (each, a “SASR Stock Plan” and each such restricted stock unit award, a “SASR RSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR RSU Award, shall be assumed by AUB and shall be converted into a restricted stock unit award (each, an “Assumed RSU Award”) that settles (subject to achievement of the applicable time-based vesting conditions) in a number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR RSU Award immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding SASR RSU Award immediately prior to the Effective Time (including, as applicable, (A) any terms and conditions relating to accelerated vesting on a qualified termination of the holder’s employment in connection with or following the Merger and (B) any terms relating to the right to receive cash dividend equivalents in connection with or following the Merger upon settlement).

(ii)            At the Effective Time, each SASR RSU Award that is outstanding immediately prior to the Effective Time and (A) is vested as of immediately prior to the Effective Time or (B) is held by (x) a former employee, officer, director or other service provider of SASR or any Subsidiary of SASR, or (y) a non-employee member of the Board of Directors of SASR, in each case, whether or not vested immediately prior to the Effective Time (each SASR RSU Award described in the foregoing clauses (A) and (B), a “SASR Terminating RSU Award”), by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Terminating RSU Award, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, with respect to each share of SASR Common Stock underlying the SASR Terminating RSU Award, the Merger Consideration as if such SASR Terminating RSU Award had been settled in shares of SASR Common Stock immediately prior to the Effective Time (the “SASR Terminating RSU Award Consideration”), plus, if applicable, an amount in cash equal to any dividend equivalents with respect thereto.

(b)           Performance-Based Restricted Stock Units.

(i)             At the Effective Time, except as set forth in Section 1.7(b)(ii), each restricted stock unit award in respect of shares of SASR Common Stock granted under a SASR Stock Plan that vests based on the achievement of a combination of time- and performance-based vesting conditions (each, a “SASR PSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR PSU Award, shall be assumed by AUB and shall be converted into a restricted stock unit award (each, an “Assumed PSU Award” and, together with the Assumed RSU Awards, “Assumed Equity Awards”) that settles (subject to the achievement of the applicable time-based vesting conditions) in a number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR PSU Award immediately prior to the Effective Time (based on target performance or, solely to the extent expressly set forth in the applicable award agreement with respect thereto, based on the greater of target performance and actual performance as of the Effective Time, as determined by the Compensation Committee of the Board of Directors of SASR in good faith consultation with AUB (such applicable performance level the “Applicable Performance Level”)), multiplied by the Exchange Ratio, rounded down to the nearest whole share. In addition, except as set forth in Section 1.7(b)(ii), each accrued dividend equivalent unit with respect to a SASR PSU Award (each, a “SASR Dividend Equivalent Unit”) shall be assumed by AUB and shall be converted into a dividend equivalent unit award (each, an “Assumed Dividend Equivalent Unit”) that settles (subject to the achievement of the applicable time-based vested conditions) in an amount in cash equal to the fair market value (determined by reference to the closing price of a share of AUB Common Stock on the trading day immediately preceding the settlement date) at the time of settlement of the number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR Dividend Equivalent Unit immediately prior to the Effective Time (based on target performance), multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each Assumed PSU Award (and corresponding Assumed Dividend Equivalent Unit) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding SASR PSU Award (and corresponding SASR Dividend Equivalent Unit) (other than performance-based vesting conditions) immediately prior to the Effective Time (including, as applicable, any terms and conditions relating to accelerated vesting on a qualified termination of the holder’s employment in connection with or following the Merger). For the avoidance of doubt, any portion of the SASR PSU Awards (and corresponding SASR Dividend Equivalent Units) that are not converted into Assumed PSU Awards (and corresponding Assumed Dividend Equivalent Units) pursuant to this Section 1.7(b) (i.e., that portion of the SASR PSU Awards representing performance in excess of the Applicable Performance Level) shall be forfeited and cancelled at the Effective Time for no consideration.

(ii)            At the Effective Time, each SASR PSU Award (and corresponding SASR Dividend Equivalent Unit) that is outstanding immediately prior to the Effective Time and is held by a former employee, officer, director or other service provider of SASR or any Subsidiary of SASR (each, a “SASR Terminating PSU Award”), by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Terminating PSU Award, shall fully vest (based on the Applicable Performance Level) and be cancelled and converted automatically into the right to receive, with respect to each share of SASR Common Stock underlying the SASR Terminating PSU Award, the Merger Consideration (or, in the case of each applicable accrued SASR Dividend Equivalent Unit with respect thereto, in an equivalent cash amount to the fair market value of SASR Common Stock at the Effective Time), as if such SASR Terminating PSU Award had been settled in shares of SASR Common Stock immediately prior to the Effective Time (the “SASR Terminating PSU Award Consideration”).

(c)           Restricted Stock. At the Effective Time, shares of SASR Restricted Stock granted under a SASR Stock Plan that are outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Restricted Stock, shall fully vest and be converted automatically into the right to receive, with respect to each share of SASR Restricted Stock, the Merger Consideration, less applicable tax withholding which shall be satisfied in shares of AUB Common Stock, unless otherwise determined by the parties.

(d)           Stock Options. At the Effective Time, each stock option in respect of shares of SASR Common Stock (each such stock option, a “SASR Option” and, collectively with the SASR RSU Awards, the SASR PSU Awards and SASR Restricted Stock, the “SASR Equity Awards”) granted under the SASR Stock Plan that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Option, shall be cancelled and converted automatically into the right to receive, a number of shares of AUB Common Stock (if any) equal to (x) the Exchange Ratio, multiplied by (y) the number of shares of SASR Common Stock underlying the SASR Option less a number of shares of SASR Common Stock having a fair market value (determined by reference to the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date) equal to the aggregate exercise price applicable to such SASR Option (the “SASR Option Consideration” and, collectively with the SASR Terminating RSU Consideration and the SASR Terminating PSU Consideration, the “SASR Terminating Award Consideration”). For the avoidance of doubt, each SASR Option for which the applicable per-share exercise price exceeds the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date shall be cancelled as of the Effective Time for no consideration.

(e)           The SASR Terminating Award Consideration shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the SASR Terminating Award Consideration (which withholding Taxes shall be satisfied by retaining a number of shares of SASR Common Stock having a fair market value (determined by reference to the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date) equal to the minimum statutory amount required to be withheld). Notwithstanding anything in this Section 1.7 to the contrary, with respect to any SASR Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be treated as contemplated by this Section 1.7 at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the SASR Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(f)            Prior to the Effective Time, SASR, the Board of Directors of SASR or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to AUB), to effectuate the provisions of this Section 1.7.

(g)           AUB shall take all corporate actions that are necessary for the assumption of the Assumed Equity Awards pursuant to this Section 1.7, including the reservation, issuance and listing of AUB Common Stock as necessary to effect the transactions contemplated by this Section 1.7. Within five (5) business days following the Effective Time, AUB shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) or an amendment to an existing registration statement on Form S-8 to register the issuance of the shares of AUB Common Stock underlying such Assumed Equity Awards to holders of such Assumed Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Assumed Equity Awards remain outstanding.

1.8           SASR ESPP. Prior to the Effective Time, the SASR Board of Directors or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants, (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to AUB) with respect to the SASR Employee Stock Purchase Plan (the “SASR ESPP”) to: (i) cause the offering period (as defined in the SASR ESPP) ongoing as of the date of this Agreement to be the final offering period under the SASR ESPP and the options under the SASR ESPP to be exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is ten (10) business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of SASR Common Stock promptly returned to the participant), (ii) prohibit any individual who is not participating in the SASR ESPP as of the date of this Agreement from commencing participation in the SASR ESPP following the date of this Agreement, (iii) prohibit participants in the SASR ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate the SASR ESPP as of, and subject to, the Effective Time.

1.9           Certificate of Incorporation of Surviving Corporation. At the Effective Time, the articles of incorporation of AUB in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10         Bylaws of Surviving Corporation. At the Effective Time, the bylaws of AUB in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11         Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12         Bank Merger.

(a)           Immediately following the Merger, AUB shall cause Sandy Spring Bank, a Federal Reserve member bank chartered under the laws of the State of Maryland and a wholly owned Subsidiary of SASR (“SASR Subsidiary Bank”), to merge (the “Bank Merger”) with and into Atlantic Union Bank, a Federal Reserve member bank chartered under the laws of the Commonwealth of Virginia and a wholly owned Subsidiary of AUB (“AUB Subsidiary Bank”), with AUB Subsidiary Bank as the surviving entity (the “Surviving Bank”). Promptly after the date of this Agreement, SASR Subsidiary Bank shall enter into an agreement and plan of merger with AUB Subsidiary Bank in substantially the form set forth in Exhibit B (the “Bank Merger Agreement”). The Board of Directors of SASR Subsidiary Bank and the Board of Directors of AUB Subsidiary Bank shall approve the Bank Merger Agreement, and each of SASR and AUB shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder and sole shareholder of SASR Subsidiary Bank and AUB Subsidiary Bank, respectively, and SASR and AUB shall, and shall cause SASR Subsidiary Bank and AUB Subsidiary Bank, respectively, to, execute articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

(b)           It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Article II

Exchange of Shares

2.1            AUB to Make Consideration Available. At or prior to the Effective Time, AUB shall deposit, or shall cause to be deposited, with Computershare or such other exchange agent as mutually agreed by AUB and SASR (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, evidence in book-entry form representing shares of AUB Common Stock to be issued pursuant to Section 1.5, respectively, and any cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) and shares of AUB Common Stock to be issued pursuant to Section 1.5, respectively, together with any dividends or distributions with respect to shares of AUB Common Stock payable in accordance with Section 2.2(b), being referred to herein as the “Exchange Fund”).

2.2           Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of SASR Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive AUB Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of AUB Common Stock and any cash in lieu of fractional shares, which the shares of SASR Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of SASR Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, (i) that number of whole shares of AUB Common Stock to which such holder of SASR Common Stock shall have become entitled pursuant to the provisions of Section 1.5(a) and (ii) a check or other method of payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of AUB Common Stock which the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)            No dividends or other distributions declared with respect to AUB Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of AUB Common Stock that the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)            If any share of AUB Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of AUB Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no transfers on the stock transfer books of SASR of the shares of SASR Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for shares of AUB Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II, as applicable.

(e)            Notwithstanding anything to the contrary contained herein, no fractional shares of AUB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to AUB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of AUB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of SASR Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of AUB Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by AUB and SASR) by (ii) the fraction of a share (after taking into account all shares of SASR Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of AUB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)             Any portion of the Exchange Fund that remains unclaimed by the stockholders of SASR for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of SASR Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of AUB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the AUB Common Stock deliverable in respect of each former share of SASR Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of AUB, SASR, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of SASR Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of SASR Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)            The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of AUB Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of SASR Common Stock or SASR Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of SASR Common Stock or SASR Equity Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

(h)            In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of AUB Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

Article III

Representations And Warranties Of SASR

Except (a) as disclosed in the corresponding section of the disclosure schedule delivered by SASR to AUB concurrently herewith (the “SASR Disclosure Schedule”) (it being understood that (i) the mere inclusion of an item in the SASR Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SASR that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced in such disclosure and (B) any other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any SASR Reports filed with or furnished to the SEC by SASR since December 31, 2023, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature, and except with respect to matters that relate to the representations and warranties contained in Sections 3.1, 3.2(a) and (b), 3.3(b), 3.7 and 3.8), SASR hereby represents and warrants to AUB as follows:

3.1            Corporate Organization.

(a)            SASR is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). SASR has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. SASR is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SASR. As used in this Agreement, the term “Material Adverse Effect” means, with respect to AUB, SASR or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements (and, in either case, any authoritative interpretations thereof), (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the banking and financial services industry, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak or escalation of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the banking and financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement or consummation of the transactions contemplated hereby (including any effect on such person’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this subclause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby), or (F) a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the banking and financial services industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any means any subsidiary of such person as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the certificate of incorporation of SASR (the “SASR Articles”) and the bylaws of SASR (the “SASR Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by SASR to AUB.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SASR, each Subsidiary of SASR (a “SASR Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of SASR or any Subsidiary of SASR to pay dividends or distributions except, in the case of SASR or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of SASR Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of SASR, threatened. Section 3.1(b) of the SASR Disclosure Schedule sets forth a true and complete list of all Subsidiaries of SASR as of the date hereof. No Subsidiary of SASR is in material violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of SASR. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of SASR other than the SASR Subsidiaries.

3.2            Capitalization.

(a)            The authorized capital stock of SASR consists of 100,000,000 shares of SASR Common Stock. As of the date of this Agreement, there are (i) 45,134,670 shares of SASR Common Stock issued and outstanding, of which 12,013 shares constitute SASR Restricted Stock, (ii) no shares of SASR Common Stock held in treasury, (iii) 408,077 shares of SASR Common Stock reserved for issuance upon the settlement of outstanding SASR RSU Awards, (iv) 159,111 shares of SASR Common Stock reserved for issuance upon the settlement of outstanding SASR PSU Awards assuming performance goals are satisfied at the target level or 238,667 shares of SASR Common Stock reserved for issuance upon the settlement of outstanding SASR PSU Awards assuming performance goals are satisfied at the maximum level, (v) 9,290 shares of SASR Common Stock underlying SASR Dividend Equivalent Units with respect to outstanding SASR PSU Awards assuming performance goals are satisfied at the target level or 13,995 shares of SASR Common Stock underlying SASR Dividend Equivalent Units with respect to outstanding SASR PSU Awards assuming performance goals are satisfied at the maximum level, (vi) 62,575 shares of SASR Common Stock reserved for issuance upon the exercise and settlement of outstanding SASR Options, (vii) 671,277 shares of SASR Common Stock reserved for issuance under the SASR Stock Plans (other than any shares of SASR Common Stock reserved for issuance upon settlement of any SASR Equity Award listed in clauses (iii) through (vi)), (viii) 490,008 shares of SASR Common Stock reserved for issuance under the SASR ESPP (including 9,963 shares of SASR Common Stock reserved for issuance upon settlement of outstanding purchase rights under the SASR ESPP (determined by reference to the closing price of a share of SASR Common Stock on the trading date immediately prior to the date hereof)), and (ix) no other shares of capital stock or other voting securities or equity interests of SASR issued, reserved for issuance or outstanding. All of the issued and outstanding shares of SASR Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of SASR may vote. Other than the SASR Equity Awards issued prior to the date of this Agreement and shares of SASR Common Stock issuable pursuant to the SASR ESPP, in each case as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in SASR, or contracts, commitments, understandings or arrangements by which SASR may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in SASR, or that otherwise obligate SASR or any SASR Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “SASR Securities”). No SASR Subsidiary owns any capital stock of SASR. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which SASR or any of its Subsidiaries is a party with respect to the voting or transfer of SASR Common Stock, capital stock or other voting or equity securities or ownership interests of SASR or granting any stockholder or other person any registration rights.

(b)            SASR owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the SASR Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any SASR Subsidiary, or contracts, commitments, understandings or arrangements by which any SASR Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such SASR Subsidiary, or otherwise obligating SASR or any SASR Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “SASR Subsidiary Securities”).

(c)            Section 3.2(c) of the SASR Disclosure Schedule sets forth, for each SASR Equity Award as of the date hereof, the holder, type of award, grant date, number of shares, exercise price, expiration date and vesting schedule (including any acceleration provisions). Within five (5) days prior to the Closing Date, SASR will provide AUB with a revised version of Section 3.2(c) of the SASR Disclosure Schedule, updated as of such date. Each SASR Equity Award has been granted in compliance with applicable securities laws or exemptions therefrom and all requirements set forth in the applicable SASR Stock Plan and other applicable contracts. No award of SASR Restricted Stock is subject to an election under Code section 83(b).

3.3            Authority; No Violation.

(a)            SASR has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of SASR. The Board of Directors of SASR, acting with the approval of not less than a majority of the members of the Board of Directors, has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of SASR and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to SASR’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of 66 2/3% of all votes entitled to be cast at a meeting called therefor (the “Requisite SASR Vote”), and subject to the adoption and approval of the Bank Merger Agreement by the Board of Directors of SASR Subsidiary Bank and SASR as SASR Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of SASR are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the stockholders of SASR of an advisory (non-binding) vote on the compensation that may be paid or become payable to SASR’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by SASR and (assuming due authorization, execution and delivery by AUB) constitutes a valid and binding obligation of SASR, enforceable against SASR in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)            Neither the execution and delivery of this Agreement by SASR nor the consummation by SASR of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by SASR with any of the terms or provisions hereof, will (i) violate any provision of the SASR Articles or the SASR Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any SASR Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SASR or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SASR or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SASR or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or Lien creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR.

3.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) and the Riegle-Neal Interstate Banking and Branching Efficiency Act, 12 U.S.C. § 1831u (the “Riegle-Neal Act”), and (ii) any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the SASR Disclosure Schedule or Section 4.4 of the AUB Disclosure Schedule and approval of such applications, filings and notices, (c) the filing by SASR with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement/prospectus in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and the registration statement on Form S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, to be filed with the SEC by AUB in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration by the SEC of the effectiveness of the S-4, (d) the filing of the Articles of Merger with the MSDAT pursuant to the MGCL and the VSCC pursuant to the VSCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (e) if required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any applications, filings or notices under the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of AUB Common Stock pursuant to this Agreement and the approval of the listing of such AUB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission, or other governmental or regulatory authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by SASR of this Agreement or (y) the consummation by SASR of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of SASR, there is no reason why the necessary regulatory approvals and consents will not be received by SASR to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5            Reports. SASR and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) each of the state bank regulatory authorities listed on Section 3.4 of the SASR Disclosure Schedule and any other state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC and (v) any self-regulatory organization (clauses (i) – (v), collectively, “SASR Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any SASR Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. Subject to Section 9.14, except for normal examinations conducted by a SASR Regulatory Agency in the ordinary course of business of SASR and its Subsidiaries, no SASR Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of SASR, investigation into the business or operations of SASR or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any SASR Regulatory Agency with respect to any report or statement relating to any examinations or inspections of SASR or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any SASR Regulatory Agency with respect to the business, operations, policies or procedures of SASR or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR.

3.6           Financial Statements.

(a)            The financial statements of SASR and its Subsidiaries included (or incorporated by reference) in the SASR Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SASR and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SASR and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of SASR has resigned (or informed SASR that it intends to resign) or been dismissed as independent public accountants of SASR as a result of or in connection with any disagreements with SASR on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, neither SASR nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SASR included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of SASR and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SASR or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on SASR. SASR (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to SASR, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of SASR by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to SASR’s outside auditors and the audit committee of SASR’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect SASR’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in SASR’s internal controls over financial reporting. These disclosures were made in writing by management to SASR’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by SASR to AUB. As of the date hereof, neither SASR nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. SASR has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2022, (i) neither SASR nor any of its Subsidiaries, nor, to the knowledge of SASR, any Representative of SASR or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SASR or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SASR or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing SASR or any of its Subsidiaries, whether or not employed by SASR or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SASR or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of SASR or any committee thereof or the Board of Directors or similar governing body of any SASR Subsidiary or any committee thereof.

(e)            The financial statements contained in the Consolidated Reports of Condition and Income (“Call Reports”) of SASR Subsidiary Bank for the periods ended on or after January 1, 2022, (i) are true and complete in all material respects, (ii) have been prepared from, and are in accordance with, the books and records of SASR Subsidiary Bank, (iii) fairly present in all material respects the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows and consolidated balance sheets of SASR Subsidiary Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iv) complied, as of their respective dates of filing, in all material respects with applicable accounting requirements and with the published rules and regulations with respect thereto, and (v) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(f)            The allowance for credit losses (“ACL”) reflected in the financial statements of SASR and its Subsidiaries was, as of the date of each of the financial statements, in compliance with SASR’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and, as reasonably determined by management under the circumstances, was adequate as of the date thereof.

(g)            The independent registered public accounting firm engaged to express its opinion with respect to the financial statements of SASR and its Subsidiaries included in the SASR Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.

3.7            Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither SASR nor any SASR Subsidiary nor any of their respective officers or directors on behalf of SASR has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. SASR has disclosed to AUB as of the date hereof the aggregate fees provided for in connection with the engagement by SASR of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereunder.

3.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR.

(b)            Since December 31, 2023, (i) SASR and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset owned, leased or otherwise used by SASR or its Subsidiaries whether or not covered by insurance, (iii) SASR and its Subsidiaries have not purchased any securities (other than investment securities in the ordinary course of business consistent with past practice), or made any acquisition of equity interest or assets of any person other than SASR Subsidiary Bank, or otherwise acquired direct or indirect control over any person, or entered into a plan of consolidation, merger, share exchange, reorganization, recapitalization, liquidation or dissolution, (iv) there has not been any commencement of any construction of new structures or purchase or lease of any real property in respect of any branch of SASR Subsidiary Bank (other than lease renewals in the ordinary course of business consistent with past practice), or submission of any application to open relocate or close any branch of SASR Subsidiary Bank, (v) SASR and its Subsidiaries have not made, changed or revoked any material Tax election, (vi) there has not been any change in any of SASR’s Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax laws, regulatory accounting requirements or GAAP, and (vii) there has not been any increase in the compensation payable or that could become payable by SASR or its Subsidiaries to officers of SASR or its Subsidiaries or any amendment of any of the SASR Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.

3.9            Legal Proceedings.

(a)            Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on SASR, neither SASR nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of SASR, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SASR or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon SASR, any of its Subsidiaries or the assets of SASR or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10         Taxes and Tax Returns.

(a)            Each of SASR and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither SASR nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of SASR and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of SASR and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither SASR nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither SASR nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of SASR, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of SASR and its Subsidiaries or the assets of SASR and its Subsidiaries. SASR has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither SASR nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SASR and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither SASR nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was SASR) or (B) has any liability for the Taxes of any person (other than SASR or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither SASR nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither SASR nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither SASR nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither SASR nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(b)            As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a tax and imposed by a Governmental Entity with jurisdiction over taxes, together with all penalties and additions to tax and interest thereon.

(c)            As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11         Employees.

(a)            Section 3.11(a) of the SASR Disclosure Schedule sets forth a true and complete list of all material SASR Benefit Plans. For purposes of this Agreement, the term “SASR Benefit Plans” means an Employee Benefit Plan to which SASR, any Subsidiary of SASR or any of their respective ERISA Affiliates (as defined below) is a party or has any current or future obligation or that are maintained, contributed to or sponsored by SASR, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of SASR, any of its Subsidiaries or any of their ERISA Affiliates, or for which SASR, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). For purposes of this Agreement, the term “Employee Benefit Plan” means any (i) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any rules or regulations promulgated thereunder (“ERISA”)), whether or not subject to ERISA, and (ii) equity or equity-based compensation, bonus, profit sharing, incentive, deferred compensation, post-employment or retiree benefits, life insurance, supplemental retirement, termination, change in control, retention, compensation, employment, consulting, retirement or similar plan, agreement, arrangement, program or policy, insurance (including any self-insured arrangement), health and welfare, disability or sick leave benefits, vacation benefit, relocation or expatriate benefits, perquisite or other benefit plans, programs, agreements, contracts, policies or arrangements, in each case whether or not written. For purposes of this Agreement, the term “ERISA Affiliate” means with respect to an entity, any other entity, trade or business, whether or not incorporated, that together with such first entity would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(b)            SASR has heretofore made available to AUB true and complete copies of each material SASR Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) and accompanying schedules and attachments thereto filed with the U.S. Department of Labor (the “DOL”) for the last two (2) plan years, (iii) the most recently received U.S. Internal Revenue Service (“IRS”) determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.

(c)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, each SASR Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, neither SASR nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any SASR Benefit Plan, and neither SASR nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)            Section 3.11(d) of the SASR Disclosure Schedule identifies each SASR Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “SASR Qualified Plans”). The IRS has, if applicable, issued a favorable determination letter or opinion with respect to each SASR Qualified Plan and the related trust, which letter or opinion has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of SASR, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any SASR Qualified Plan or the related trust. Each trust created under any SASR Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)            None of SASR, its Subsidiaries nor any of their ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to, or incurred any liability with respect to, any (i) single employer defined benefit plan subject to Title IV of ERISA (a “Title IV Plan”), (ii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iii) self-funded health or welfare benefit plan. None of the following events has occurred in connection with any Title IV Plan: (i) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the PBGC, or (ii) any event described in Section 4062 or 4063 of ERISA. Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) has (i) engaged in any transaction described in Section 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur, any liability under (x) Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA or (y) Section 4971 of the Code.

(f)             None of SASR, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of SASR, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)            Neither SASR nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any Employee Benefit Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, all contributions required to be made to any SASR Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any SASR Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of SASR.

(i)             There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to SASR’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the SASR Benefit Plans, any fiduciaries thereof with respect to their duties to the SASR Benefit Plans or the assets of any of the trusts under any of the SASR Benefit Plans that would reasonably be expected to result in any material liability of SASR or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a SASR Benefit Plan, or any other party.

(j)             Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, none of SASR, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the SASR Benefit Plans or their related trusts, SASR, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that SASR or any of its Subsidiaries has an obligation to indemnify, to any material Tax, penalty or other liability imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)            To the knowledge of SASR, each SASR Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and SASR and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(l)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of SASR or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any SASR Benefit Plan, or (iii) result in any limitation on the right of SASR or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any SASR Benefit Plan or related trust. Section 3.11(l) of the SASR Disclosure Schedule sets forth preliminary calculations with respect to each individual who has a contractual right to severance pay based upon the assumptions set forth in such calculations triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Code.

(m)           The transactions contemplated by this Agreement will not cause or require SASR or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(n)            No SASR Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither SASR or any of its Subsidiaries and any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.

(o)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, there are no pending or, to SASR’s knowledge, threatened labor grievances or unfair labor practice claims or charges against SASR or any of its Subsidiaries, or any strikes, or other labor disputes against SASR or any of its Subsidiaries. Neither SASR nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or employee association (a “Collective Bargaining Agreement”), or work rules or practices agreed to with any labor organization or employee association applicable to service provider of SASR or any of its Subsidiaries and, to the knowledge of SASR, there are no organizing efforts by any union or other group seeking to represent any employees of SASR or any of its Subsidiaries.

(p)            SASR and its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. Neither SASR nor any of its Subsidiaries has taken any action that would reasonably be expected to cause AUB or any of its affiliates to have any material liability or other obligations following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

3.12          SEC Reports. SASR has previously made available to AUB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by SASR pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “SASR Reports”) and (b) communication mailed by SASR to its stockholders since December 31, 2022 and prior to the date hereof, and no such SASR Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all SASR Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of SASR has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SASR Reports.

3.13          Compliance with Applicable Law.

(a)            SASR and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SASR, and to the knowledge of SASR, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. SASR has not elected to be treated as a financial holding company under the BHC Act and SASR and each of its Subsidiaries other than SASR Subsidiary Bank are engaged solely in activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SASR, SASR and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SASR or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “CARES Act”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)            SASR Subsidiary Bank received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d)            SASR maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by SASR and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SASR, to the knowledge of SASR, since December 31, 2021, no third party has gained unauthorized access to any information technology networks or Personal Data controlled by SASR and its Subsidiaries.

(e)            As of the date hereof, each of SASR and SASR Subsidiary Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither SASR nor SASR Subsidiary Bank has received any indication from a Governmental Entity that its status as “well-capitalized” or that the Community Reinvestment Act rating of SASR Subsidiary Bank will change within one (1) year from the date of this Agreement.

(f)             No SASR Subsidiary Bank has a branch outside of the state that issued its bank charter.

(g)            Since January 1, 2023, SASR Subsidiary Bank has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable laws.

3.14         Certain Contracts.

(a)            Except as set forth on Section 3.14(a) of the SASR Disclosure Schedule, as of the date hereof, neither SASR nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) but excluding any SASR Benefit Plan:

(i)            which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           which contains a provision that limits (or purports to limit) in any material respect the ability of SASR or any of its Subsidiaries (or after the Merger, the ability of the Surviving Corporation or any of its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

(iii)          with or to a labor union or guild (including any Collective Bargaining Agreement);

(iv)          which (other than extensions of credit, other customary banking products offered by SASR or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $1,000,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less;

(v)           that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of SASR or its Subsidiaries, taken as a whole;

(vi)          which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a SASR Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to SASR and its Subsidiaries, taken as a whole;

(vii)         that provides for contractual indemnification to any director, officer or employee;

(viii)        (A) that relates to the incurrence of indebtedness by SASR or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by SASR or any of its Subsidiaries of, or any similar commitment by SASR or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $1,000,000 or more;

(ix)           with any record or beneficial owner of five percent (5%) or more of the outstanding shares of SASR Common Stock;

(x)            which is a settlement, consent or similar agreement and contains any material continuing obligations of SASR or any of its Subsidiaries;

(xi)           entered into by SASR or any of its Subsidiaries in connection with an interest rate, exchange rate or commodities swap, option, future, forward or other derivative or hedging transaction or risk management arrangement, in each case with a notional value in excess of $1,000,000;

(xii)         which limits the payment of dividends by SASR or any of its Subsidiaries;

(xiii)        that is an employment, severance, termination, consulting or retirement contract;

(xiv)        between SASR or its Subsidiaries, on the one hand, and (A) any executive officer or director of SASR or its Subsidiaries other than related party transactions that have been reported in any SASR Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, or (B) any (x) record or beneficial owner of five percent (5%) or more of the voting securities of SASR, (y) affiliate or family member of any such officer, director or record or beneficial owner, or (z) any other affiliate of SASR, on the other hand, except those of a type available to employees of SASR generally and except for Regulation O loans disclosed in Section 3.22(e) of the SASR Disclosure Schedule;

(xv)         containing any standstill or similar agreement pursuant to which SASR or its Subsidiaries have agreed not to acquire assets or equity interests of another person; or

(xvi)        that is material to SASR or its Subsidiaries or their respective businesses or assets and not otherwise entered into in the ordinary course of business.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any SASR Benefit Plan), whether or not set forth in the SASR Disclosure Schedule, is referred to herein as a “SASR Contract.” SASR has made available to AUB true, correct and complete copies of each SASR Contract in effect as of the date hereof.

(b)            (i) Each SASR Contract is valid and binding on SASR or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR, (ii) SASR and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each SASR Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR, (iii) to the knowledge of SASR, each third-party counterparty to each SASR Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such SASR Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR, (iv) neither SASR nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any SASR Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of SASR or any of its Subsidiaries, or to the knowledge of SASR, any other party thereto, of or under any such SASR Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SASR.

3.15          SASR Supervisory Actions. Subject to Section 9.14, neither SASR nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any SASR Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the SASR Disclosure Schedule, a “SASR Supervisory Action”), nor has SASR or any of its Subsidiaries been advised since January 1, 2022, of any SASR Supervisory Action by any SASR Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such SASR Supervisory Action.

3.16          Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of SASR or any of its Subsidiaries or for the account of a customer of SASR or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any SASR Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of SASR or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). SASR and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to SASR’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17         Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, SASR and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of SASR, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on SASR or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against SASR, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. To the knowledge of SASR, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR. SASR is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, SASR Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR.

3.18         Investment Securities and Commodities.

(a)            Each of SASR and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) free and clear of any Lien, except (i) to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of SASR or its Subsidiaries and (ii) as would not be material to Crecent and its Subsidiaries, taken as a whole. Such securities and commodities are valued on the books of SASR in accordance with GAAP in all material respects.

(b)            SASR and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that SASR believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, SASR has made available to AUB the material terms of such policies, practices and procedures.

3.19         Real Property. SASR or a SASR Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the SASR Reports as being owned by SASR or a SASR Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “SASR Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or the free transferability of such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such SASR Reports or acquired after the date thereof which are material to SASR’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the SASR Owned Properties, the “SASR Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of SASR, the lessor. There are no pending or, to the knowledge of SASR, threatened condemnation proceedings against the SASR Real Property.

3.20         Intellectual Property.

(a)            Section 3.20(a) of the SASR Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration of any and all Intellectual Property owned (or purported to be owned) by SASR and each of its Subsidiaries as of the date hereof. SASR and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR: (i) the use of any Intellectual Property by SASR and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which SASR or any SASR Subsidiary acquired the right to use any Intellectual Property, (ii) no person has asserted in writing to SASR that SASR or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (iii) to the knowledge of SASR, no person is challenging, infringing on or otherwise violating any right of SASR or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to SASR or its Subsidiaries, (iv) neither SASR nor any SASR Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by SASR or any SASR Subsidiary, and SASR and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by SASR and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by SASR and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof and (v) SASR and its Subsidiaries have entered into written agreements with all current and former employees and independent contractors who have participated in the development of any Intellectual Property for or on behalf of SASR or any of its Subsidiaries whereby such employees and independent contractors presently assign to SASR or its applicable Subsidiary any ownership interest and right they may have in all such Intellectual Property.

(c)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, none of the software owned or purported to be owned by SASR or any of its Subsidiaries, or distributed by or otherwise used in the business of, SASR or any of its Subsidiaries (i) contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routing which can cause software to be erased, inoperable or otherwise incapable of being used or (ii) contains any software code that is licensed under any terms or conditions that require that any software containing such code be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.

(d)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, the IT Assets of SASR operate and perform in a manner that permits SASR and its Subsidiaries to conduct their business as currently conducted and there has been no breach, or unauthorized use, access, interruption, modification or corruption of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

(e)            For purposes of this Agreement, (i) “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any and all renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any and all renewals or extensions thereof; and any and all similar intellectual property or proprietary rights throughout the world and (ii) “IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, SASR or any of its Subsidiaries.

3.21         Customer Relationships.

(a)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, each trust or wealth management customer of SASR or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of SASR and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile and (v) in compliance with all applicable laws and SASR’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of SASR or any of its Subsidiaries has been duly and validly executed and delivered by SASR and each Subsidiary and, to the knowledge of SASR, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and SASR and its Subsidiaries and, to the knowledge of SASR, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and SASR and its Subsidiaries and, to the knowledge of SASR, such other contracting parties are in material compliance with each of the terms thereof.

(b)            Since January 1, 2021, none of SASR, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of SASR or any of its Subsidiaries. Since January 1, 2021, none of SASR or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

3.22         Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 3.22(a) of the SASR Disclosure Schedule, neither SASR nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which SASR or any Subsidiary of SASR is a creditor that, as of June 30, 2024, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of June 30, 2024 over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of SASR or any of its Subsidiaries, or to the knowledge of SASR, any affiliate of any of the foregoing. Set forth in Section 3.22(a) of the SASR Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of SASR and its Subsidiaries that, as of June 30, 2024, had an outstanding balance of $500,000 and were classified by SASR as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of SASR or any of its Subsidiaries that, as of June 30, 2024, is classified as “Other Real Estate Owned” and the book value thereof.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, each Loan of SASR or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of SASR and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, each outstanding Loan of SASR or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of SASR and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)            None of the agreements pursuant to which SASR or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)            There are no outstanding Loans made by SASR or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of SASR or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)             Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SASR, neither SASR nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by any Governmental Entity or SASR Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)            As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to SASR’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by SASR or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.4 and Section 4.4 have been made or obtained.

3.23         Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SASR, (a) SASR and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SASR reasonably has determined to be prudent and consistent with industry practice, and SASR and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of SASR and its Subsidiaries, SASR or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by SASR or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither SASR nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.24         Investment Advisory Matters.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, each Subsidiary of SASR that provides investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs) that involve acting as an “investment adviser” (within the meaning of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”)) (“Investment Advisory Services”) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act (each such Subsidiary, a “SASR Advisory Entity”), is, and since January 1, 2021 has been, at all times required by applicable law, duly registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2022 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted. Except for the SASR Advisory Entities, neither SASR nor any of its Subsidiaries is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.

(b)            The current Form ADV of each SASR Advisory Entity is, and any amended versions of such forms of each SASR Advisory Entity filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the Investment Advisers Act and the rules promulgated thereunder, and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole .

(c)            With respect to the SASR Advisory Entities, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, (i) none of the SASR Advisory Entities or their respective control persons, partners, directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor any person controlling or controlled by such SASR Advisory Entity, is subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as a “person associated with an investment adviser” (as defined in the Investment Advisers Act), unless such SASR Advisory Entity or person associated with a SASR Advisory Entity has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, and (ii) there is no legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to the knowledge of SASR, threatened in writing by any Governmental Entity, that would reasonably be expected to result in the ineligibility or disqualification of a SASR Advisory Entity, or any of its persons associated with an investment adviser, to serve in such capacities or that would provide a basis for such ineligibility or disqualification.

(d)            Except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, , there are no unresolved issues with the SEC with respect to any SASR Advisory Entity. Each SASR Advisory Entity is not and, since January 1, 2022, has not been subject to, and has not received written notice of, an examination, inspection, investigation or inquiry by a Governmental Entity.

(e)            Each SASR Advisory Agreement (as defined below) includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole. No SASR Advisory Client (as defined below) is registered or required to be registered as an investment company under the Investment Company Act. Each SASR Advisory Entity and each of its affiliates has complied with all applicable obligations, requirements and conditions of each SASR Advisory Agreement, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole. Each SASR Advisory Entity provides Investment Advisory Services to SASR Advisory Clients solely pursuant to written SASR Advisory Agreements. No SASR Advisory Entity provides Investment Advisory Services to any person other than the SASR Advisory Clients. Except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, , since January 1, 2022, no SASR Advisory Entity has received any written complaint, claim, demand, notice or other similar communication from any counterparty to an SASR Advisory Agreement alleging breach of fiduciary duty or violation of the Investment Advisers Act.

(f)             Except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole, the SASR Advisory Entities have each established and maintained in effect at all times required by applicable law, since January 1, 2022, written policies and procedures reasonably designed to achieve compliance with the Investment Advisers Act and the rules thereunder, including a code of ethics (the “Adviser Compliance Policies”). There have been no violations of, or written allegations of violations of, the Adviser Compliance Policies since January 1, 2022, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole. True, correct and complete current copies of the Adviser Compliance Policies have been made available to AUB. Each SASR Advisory Entity has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable law. Each SASR Advisory Entity has and continues to maintain all books and records as required by Rule 204-2 under the Investment Advisers Act and under any other applicable law.

(g)            No SASR Advisory Entity sponsors, manages or advises any public or private investment funds. The accounts of each SASR Advisory Client that are subject to ERISA or Section 4975 of the Code have been managed by such SASR Advisory Entity in compliance with the applicable requirements of ERISA or Section 4975 of the Code, except as would not reasonably be expected, either individually or in the aggregate, to be material to SASR and its Subsidiaries, taken as a whole.

(h)            For purposes of this Section 3.24, (i) “SASR Advisory Agreement” means an investment advisory agreement entered into by a SASR Advisory Entity with a SASR Advisory Client for the purpose of providing Investment Advisory Services to such SASR Advisory Client and (ii) “SASR Advisory Client” means any client or customer of a SASR Advisory Entity for Investment Advisory Services, including unaffiliated third-party investment advisers for which any SASR Advisory Entity acts as a sub-adviser.

3.25         Sanctions, Anti-Money Laundering and Anti-Corruption Laws.

(a)            SASR and its Subsidiaries, and each of their respective directors, officers, employees and, to the knowledge of SASR, agents or representatives or any other person acting on behalf of SASR and its Subsidiaries, acting alone or together, is and has been in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and any other anti-corruption or anti-bribery applicable law, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SASR.

(b)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SASR, none of SASR nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of SASR, agents or representatives or other persons acting on behalf of SASR and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of SASR or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SASR or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of SASR or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of SASR or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for SASR or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for SASR or any of its Subsidiaries.

(c)            None of SASR nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of SASR, agents or representatives or other persons acting on their behalf is or was a non-U.S. government official or a close family member of a non-U.S. government official.

(d)            None of SASR nor any of its Subsidiaries, nor any of their respective directors and officers, nor, to the knowledge of SASR and its Subsidiaries, any of their respective employees, agents or representatives or other persons acting on their behalf, is, or is fifty percent (50%) or more owned or controlled by one or more persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom, or other relevant sanctions authority with jurisdiction over any party hereto (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine) (each, a “Sanctioned Country”). Neither SASR nor any of its Subsidiaries has engaged or is engaged in business in or with any country or territory that, at the time of such business, is or was a Sanctioned Country, or with any person that, at the time of such business, is or was the target of Sanctions. Since April 24, 2019, SASR and its Subsidiaries have complied in all material respects with applicable Sanctions.

(e)            SASR and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with (i) the FCPA, and other anti-corruption and anti-bribery applicable laws, (ii) Sanctions and (iii) anti-money laundering and countering the financing of terrorism laws, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (“Anti-Money Laundering Laws”).

(f)            No Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of SASR, is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of, SASR or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions or applicable Anti-Money Laundering Laws.

(g)            In the past five (5) years: (i) SASR and its Subsidiaries have been in compliance in all material respects with all applicable Anti-Money Laundering Laws, (ii) SASR and its Subsidiaries have maintained a written anti-money laundering compliance program that complies with all applicable Anti-Money Laundering Laws; (iii) neither SASR nor its Subsidiaries has (A) been notified of a material weakness or deficiency of its anti-money laundering program by an auditor or Governmental Entity or (B) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential material violation of any Anti-Money Laundering Laws.

3.26          Deposits.

(a)            All of the deposits held by SASR Subsidiary Bank (including the records and documentation pertaining to such deposits) are held in compliance, in all material respects, with (a) all applicable policies, practices and procedures of SASR Subsidiary Bank and (b) all applicable laws, including Anti-Money Laundering Laws and Sanctions. All deposit account applications for deposits held by SASR Subsidiary Bank have been solicited, taken and evaluated and applicants notified in a manner that complied, in all material respects, with all applicable laws. All deposit accounts for deposits held by SASR Subsidiary Bank have been, in all material respects, maintained and serviced by SASR Subsidiary Bank or its affiliates in accordance with the deposit account agreements and SASR’s applicable policies, practices and procedures.

(b)            Since January 1, 2022, SASR Subsidiary Bank has not reclassified any deposit reported on its Call Reports from a “brokered deposit,” as such term is used in the Call Reports, to a deposit that is not classified as a “brokered deposit.”

3.27          Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between SASR or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of SASR or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding SASR Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of SASR) on the other hand, of the type required to be reported in any SASR Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

3.28         State Takeover Laws. The Board of Directors of SASR has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the SASR Articles or SASR Bylaws (collectively, with any similar provisions of the AUB Articles or AUB Bylaws, “Takeover Statutes”). In accordance with Section 3-202 of the MGCL, no appraisal or dissenters’ rights will be available to the holders of SASR Common Stock in connection with the Merger. The directors and executive officers of SASR were not the beneficial owners, in the aggregate, of five percent (5%) or more of the outstanding voting stock of SASR (as contemplated by the MGCL) at any time within the one–year period ending on the date of this Agreement and will not be the beneficial owners, in the aggregate, of five percent (5%) or more of the outstanding voting stock of SASR (as contemplated by the MGCL) at any time within the one-year period ending on the date of the SASR Meeting.

3.29          Reorganization. SASR has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying for the Intended Tax Treatment.

3.30         Opinion. Prior to the execution of this Agreement, the Board of Directors of SASR has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of SASR Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.31         SASR Information. The information relating to SASR and its Subsidiaries or that is provided by SASR or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any other document filed with any SASR Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement/Prospectus relating to SASR and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to SASR or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.32          No Other Representations or Warranties

(a)            Except for the representations and warranties made by SASR in this Article III, neither SASR nor any other person makes any express or implied representation or warranty with respect to SASR, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SASR hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SASR nor any other person makes or has made any representation or warranty to AUB or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SASR, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to AUB or any of its affiliates or Representatives in the course of their due diligence investigation of SASR, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by SASR in this Article III.

(b)            SASR acknowledges and agrees that neither AUB nor any other person on behalf of AUB has made or is making, and SASR has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

Article IV

Representations And Warranties Of AUB

Except (a) as disclosed in the corresponding section of the disclosure schedule delivered by AUB to SASR concurrently herewith (the “AUB Disclosure Schedule”) (it being understood that (i) the mere inclusion of an item in the AUB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by AUB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced in such disclosure and (B) any other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any AUB Reports filed with or furnished to the SEC by AUB since December 31, 2023, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature, and except with respect to matters that relate to the representations and warranties contained in Sections 4.1, 4.2(a) and (b), 4.3(b), 4.7 and 4.8), AUB hereby represents and warrants to SASR as follows:

4.1            Corporate Organization.

(a)            AUB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is a bank holding company duly registered under the BHC Act that has successfully elected to be treated as a financial holding company under the BHC Act. AUB has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. AUB is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AUB. True and complete copies of the articles of incorporation of AUB (the “AUB Articles”) and the bylaws of AUB (the “AUB Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by AUB to SASR.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AUB, each Subsidiary of AUB (a “AUB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of AUB or any Subsidiary of AUB to pay dividends or distributions except, in the case of AUB or a Subsidiary of AUB that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of AUB Subsidiary Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of AUB, threatened. No Subsidiary of AUB is in material violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of AUB.

4.2            Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of AUB consists of 200,000,000 shares of AUB Common Stock and 500,000 shares of serial preferred stock, par value $10.00 per share. As of the date of this Agreement, there are (i) 89,777,867 shares of AUB Common Stock issued and outstanding, including 672,292 shares of AUB Common Stock granted in respect of outstanding restricted stock awards (“AUB Restricted Stock Awards”), (ii) no shares of AUB Common Stock held in treasury, (iii) no shares of AUB Common Stock reserved for issuance upon the exercise of outstanding options with respect to AUB Common Stock (“AUB Options”), (iv) 262,040 shares of AUB Common Stock (assuming performance goals are satisfied at the target level) or 524,080 shares of AUB Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding restricted stock unit awards with respect to AUB Common Stock that vest based on the achievement of performance goals (“AUB PSU Awards”), (v) 17,250 shares of Series A Preferred Stock issued and outstanding and 6,900,000 depositary shares, each representing a 1/400th ownership interest in a share of the Series A Preferred Stock, issued and outstanding and (vi) no other shares of capital stock or other voting securities or equity interests of AUB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of AUB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of AUB may vote. Other than AUB Restricted Stock Awards, AUB PSU Awards and AUB Options (collectively, “AUB Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in AUB, or contracts, commitments, understandings or arrangements by which AUB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in AUB or that otherwise obligate AUB or any AUB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.

(b)            AUB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the AUB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any AUB Subsidiary, or contracts, commitments, understandings or arrangements by which any AUB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such AUB Subsidiary, or otherwise obligating AUB or any AUB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing. No AUB Subsidiary owns any capital stock of AUB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which AUB or any of its Subsidiaries is a party with respect to the voting or transfer of AUB Common Stock, capital stock or other voting or equity securities or ownership interests of AUB or granting any stockholder or other person any registration rights.

4.3            Authority; No Violation.

(a)            AUB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of AUB. The Board of Directors of AUB, acting with the approval of not less than 66 2/3% of the number of members of the Board of Directors, has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of AUB and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the issuance of the shares of AUB Common Stock constituting the Merger Consideration pursuant to this Agreement (the “AUB Share Issuance”), and has directed that this Agreement and the AUB Share Issuance) be submitted to AUB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement (including the AUB Share Issuance) by the affirmative vote of holders of a majority of all votes entitled to be cast at a meeting called therefor (the “Requisite AUB Vote”), and subject to the approval of the Bank Merger Agreement by the Board of Directors of AUB Subsidiary Bank and AUB as AUB Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of AUB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AUB and (assuming due authorization, execution and delivery by SASR) constitutes a valid and binding obligation of AUB, enforceable against AUB in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of AUB Common Stock to be issued in the Merger will, upon issuance and delivery at the Closing, be validly authorized (subject to the receipt of the Requisite AUB Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of AUB will have any preemptive right or similar rights in respect thereof.

(b)            Neither the execution and delivery of this Agreement by AUB, nor the consummation by AUB of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by AUB with any of the terms or provisions hereof, will (i) violate any provision of the AUB Articles or the AUB Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any AUB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to AUB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of AUB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which AUB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or Lien creations that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on AUB.

4.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with (i) the Federal Reserve Board under the BHC Act, the Bank Merger Act and the Riegle-Neal Act, and (ii) any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the SASR Disclosure Schedule or Section 4.4 of the AUB Disclosure Schedule and approval of such applications, filings and notices, (c) the filing by AUB with the SEC of the Joint Proxy Statement/Prospectus and the S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and the declaration by the SEC of the effectiveness of the S-4, (d) the filing of the Articles of Merger with the MSDAT pursuant to the MGCL and the VSCC pursuant to the VSCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (e) if required by the HSR Act, the filing of any applications, filings or notices under the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of AUB Common Stock pursuant to this Agreement and the approval of the listing of such AUB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by AUB of this Agreement or (y) the consummation by AUB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of AUB, there is no reason why the necessary regulatory approvals and consents will not be received by AUB to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5            Reports. AUB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) the SEC, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (clauses (i) – (v), collectively, “AUB Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any AUB Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB. Subject to Section 9.14, except for normal examinations conducted by a AUB Regulatory Agency in the ordinary course of business of AUB and its Subsidiaries, no AUB Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of AUB, investigation into the business or operations of AUB or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any AUB Regulatory Agency with respect to any report or statement relating to any examinations or inspections of AUB or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any AUB Regulatory Agency with respect to the business, operations, policies or procedures of AUB or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB.

4.6            Financial Statements.

(a)            The financial statements of AUB and its Subsidiaries included (or incorporated by reference) in the AUB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of AUB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of AUB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of AUB has resigned (or informed AUB that it intends to resign) or been dismissed as independent public accountants of AUB as a result of or in connection with any disagreements with AUB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, neither AUB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of AUB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024(including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of AUB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of AUB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on AUB. AUB (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to AUB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of AUB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (y) has not identified (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect AUB’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in AUB’s internal controls over financial reporting. As of the date hereof, neither AUB nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. AUB has no reason to believe that AUB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2022, (i) neither AUB nor any of its Subsidiaries, nor, to the knowledge of AUB, any Representative of AUB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of AUB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that AUB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing AUB or any of its Subsidiaries, whether or not employed by AUB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by AUB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of AUB or any committee thereof or the Board of Directors or similar governing body of any AUB Subsidiary or any committee thereof.

4.7            Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC, neither AUB nor any AUB Subsidiary nor any of their respective officers or directors on behalf of AUB has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB.

(b)            Since December 31, 2023 and until the date of this Agreement, AUB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9            Legal Proceedings.

(a)            Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on AUB, neither AUB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of AUB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against AUB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon AUB, any of its Subsidiaries or the assets of AUB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates).

4.10          Taxes and Tax Returns. Each of AUB and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither AUB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of AUB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of AUB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither AUB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither AUB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of AUB, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of AUB and its Subsidiaries or the assets of AUB and its Subsidiaries. AUB has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither AUB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among AUB and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither AUB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was AUB) or (B) has any liability for the Taxes of any person (other than AUB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither AUB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither AUB nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither AUB nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither AUB nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

4.11          Employees.

(a)            AUB has heretofore made available to SASR true and complete copies of each material AUB Benefit Plan. For purposes of this Agreement, the term “AUB Benefit Plans” means an Employee Benefit Plan to which AUB, any Subsidiary of AUB or any of their respective ERISA Affiliates is a party or has any current or future obligation or that are maintained, contributed to or sponsored by AUB, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of AUB, any of its Subsidiaries or any of their ERISA Affiliates, or for which AUB, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, Multiemployer Plan.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, each AUB Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, neither AUB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any AUB Benefit Plan, and neither AUB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of AUB or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any AUB Benefit Plan, or (iii) result in any limitation on the right of AUB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any AUB Benefit Plan or related trust.

(d)            AUB and its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB.

4.12          SEC Reports. AUB has previously made available to SASR an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by AUB pursuant to the Securities Act or the Exchange Act (the “AUB Reports”) and (b) communication mailed by AUB to its shareholders since December 31, 2022 and prior to the date hereof, and no such AUB Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all AUB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of AUB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the AUB Reports.

4.13          Compliance with Applicable Law.

(a)            AUB and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AUB, and to the knowledge of AUB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AUB, AUB and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to AUB or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the CARES Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)            AUB Subsidiary Bank has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d)            AUB maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by AUB and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on AUB, to the knowledge of AUB, since December 31, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of AUB and its Subsidiaries.

(e)            As of the date hereof, each of AUB and AUB Subsidiary Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither AUB nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that AUB Subsidiary Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

4.14          Certain Contracts.

(a)            Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which AUB or any of its Subsidiaries is a party or by which AUB or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by AUB (or a Current Report on Form 8-K subsequent thereto) (each, a “AUB Contract”).

(b)            (i) Each AUB Contract is valid and binding on AUB or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB, (ii) AUB and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each AUB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB, (iii) to the knowledge of AUB, each third-party counterparty to each AUB Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such AUB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB, (iv) neither AUB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any AUB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of AUB or any of its Subsidiaries or, to the knowledge of AUB, any other party thereto, of or under any such AUB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AUB.

4.15          AUB Supervisory Actions. Subject to Section 9.14, neither AUB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any AUB Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the AUB Disclosure Schedule, a “AUB Supervisory Action”), nor has AUB or any of its Subsidiaries been advised since January 1, 2022, of any AUB Supervisory Action by any AUB Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such AUB Supervisory Action.

4.16          Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of AUB or any of its Subsidiaries or for the account of a customer of AUB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any AUB Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of AUB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). AUB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to AUB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

4.17          Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, AUB and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of AUB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on AUB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against AUB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB. To the knowledge of AUB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB. AUB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, AUB Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB.

4.18          Real Property. AUB or a AUB Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the AUB Reports as being owned by AUB or a AUB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “AUB Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such AUB Reports or acquired after the date thereof which are material to AUB’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the AUB Owned Properties, the “AUB Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of AUB, the lessor. There are no pending or, to the knowledge of AUB, threatened condemnation proceedings against the AUB Real Property.

4.19          Intellectual Property. AUB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB: (a)(i) to the knowledge of AUB, the use of any Intellectual Property by AUB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which AUB or any AUB Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of AUB, no person has asserted in writing to AUB that AUB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of AUB, no person is challenging, infringing on or otherwise violating any right of AUB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to AUB or its Subsidiaries, and (c) neither AUB nor any AUB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by AUB or any AUB Subsidiary, and AUB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by AUB and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by AUB and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof.

4.20          Loan Portfolio.

(a)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, each Loan of AUB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of AUB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on AUB, neither AUB nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or AUB Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.21          Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on AUB, AUB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of AUB reasonably has determined to be prudent and consistent with industry practice, and AUB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of AUB and its Subsidiaries, AUB or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, there is no claim for coverage by AUB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and neither AUB nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.22          State Takeover Laws. The Board of Directors of AUB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of AUB Common Stock in connection with the Merger.

4.23          Reorganization. AUB has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying for the Intended Tax Treatment.

4.24         Opinion. Prior to the execution of this Agreement, AUB has received an opinion of Morgan Stanley & Co. LLC (which if initially rendered orally, has been or will be confirmed by delivery of a written opinion dated on or prior to the date hereof) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio in the Merger was fair from a financial point of view, to AUB. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25          AUB Information. The information relating to AUB and its Subsidiaries or that is provided by AUB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any other document filed with any AUB Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement/Prospectus relating to AUB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate to SASR or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.26         Sanctions, Anti-Money Laundering and Anti-Corruption Laws.

(a)            Except as would not reasonably be expected, individually or in the aggregate, to be material to AUB and its Subsidiaries, taken as a whole, AUB and its Subsidiaries, and each of their respective directors, officers, employees and, to the knowledge of AUB, agents or representatives or any other person action on behalf of AUB and its Subsidiaries, acting alone or together, is and has been in compliance with the FCPA and any other anti-corruption or anti-bribery applicable law.

(b)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on AUB, none of AUB nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of AUB, agents or representatives or other persons acting on behalf of AUB and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of AUB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of AUB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of AUB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of AUB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for AUB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for AUB or any of its Subsidiaries.

(c)            None of AUB nor any of its Subsidiaries, nor, to the knowledge of AUB, any of their respective directors and officers, is, or is fifty percent (50%) or more owned or controlled by one or more persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a Sanctioned Country.

(d)            AUB and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with the FCPA and other anti-corruption and anti-bribery applicable Anti-Money Laundering Laws.

(e)            Except as would not reasonably be expected to impair the transaction contemplated by this Agreement, in the past five (5) years, no Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of AUB, is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of, AUB or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions and Anti-Money Laundering Laws.

4.27          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by AUB in this Article IV, neither AUB nor any other person makes any express or implied representation or warranty with respect to AUB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and AUB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither AUB nor any other person makes or has made any representation or warranty to SASR or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to AUB, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to SASR or any of its affiliates or Representatives in the course of their due diligence investigation of AUB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by AUB in this Article IV.

(b)            AUB acknowledges and agrees that neither SASR nor any other person on behalf of SASR has made or is making, and AUB has not relied upon, any express or implied representation or warranty other than those contained in Article III.

Article V

Covenants Relating to Conduct of Business

5.1            Conduct of Businesses by SASR Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the SASR Disclosure Schedule), required by law or as consented to in writing by AUB (such consent not to be unreasonably withheld, conditioned or delayed), SASR shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either AUB or SASR to obtain any necessary approvals of any AUB Regulatory Agency, SASR Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2            Forbearances of SASR. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.2 of the SASR Disclosure Schedule (it being understood that any disclosures made with respect to a subsection of this Section 5.2 shall be deemed to qualify (1) any other subsection of this Section 5.2 specifically referenced or cross-referenced, and (2) any other subsections of this Section 5.2 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections)) or as required by law, SASR shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of AUB (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            (i) incur any indebtedness for borrowed money in excess of $25,000,000, other than (A) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (B) deposits in the ordinary course of business consistent with past practice and (C) indebtedness of SASR or any of its wholly owned Subsidiaries to SASR or any of its wholly owned Subsidiaries; provided that (I) such indebtedness is on customary and reasonable market terms, (II) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (III) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of SASR or any of its Subsidiaries under, or result in the creation of any Lien upon any of the assets of SASR or any of its Subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of SASR, the Surviving Corporation or their respective Subsidiaries and (IV) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)            adjust, split, combine or reclassify any capital stock of SASR (or any shares thereof);

(ii)            make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any SASR Securities or SASR Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.2(b)(ii) of the SASR Disclosure Schedule and with record and payment dates consistent with past practice (and corresponding dividends or dividend equivalents in respect of SASR Equity Awards), (B) dividends paid by any wholly owned Subsidiaries of SASR or (C) the acceptance of shares of SASR Common Stock as payment for withholding Taxes incurred in connection with the forfeiture, vesting or settlement of SASR Equity Awards, in each case, outstanding as of, and in accordance with the terms of such awards as of, the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the SASR Disclosure Schedule;

(iii)            grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any SASR Securities under a SASR Stock Plan or otherwise, except for SASR Dividend Equivalent Units that accrue in accordance with SASR PSU Awards outstanding on the date of this Agreement and determined consistent with past practice and clause (A) of Section 5.2(b)(ii); or

(iv)            issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any SASR Securities or SASR Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any SASR Securities or SASR Subsidiary Securities, except pursuant to the vesting, settlement or satisfaction of any SASR Equity Awards outstanding as of, and in accordance with the terms of such awards as of, the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the SASR Disclosure Schedule;

(c)            sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(d)            except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of SASR;

(e)            in each case except for transactions in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any SASR Contract (or any contract entered into after the date hereof that would be a SASR Contract if it were in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to SASR, or (ii) enter into any contract that would constitute a SASR Contract, if it were in effect on the date of this Agreement, except in each case of the foregoing clause (i) or (ii), for transactions in the ordinary course of business consistent with past practice; provided that SASR will consult with AUB prior to entering into any contract that would constitute a SASR Contract under Section 3.14(a)(iv) if it were in effect on the date of this Agreement and shall consider in good faith any feedback provided by AUB regarding such contract;

(f)            except as required by the terms of any SASR Benefit Plan in effect as of the date of this Agreement or as set forth in SASR Disclosure Schedule 5.2(f) (or entered into, established or adopted after the date of this Agreement in a manner not inconsistent with this Section 5.2(f)) or by applicable law, (i) enter into, adopt, amend or terminate any employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar plan, program, agreement or arrangement, other than offer letters (with standard terms and substantially in the form made available to AUB prior to the date hereof) in with respect to employees other than employees with a title of Senior Vice President or above (each, a “Key Employee”), (ii) enter into, adopt, materially amend or terminate any Employee Benefit Plan or any Collective Bargaining Agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases in base salary or wage rate in the ordinary course of business consistent with past practice, with respect to any individual employee, up to the percentage set forth in Section 5.2(f) of the SASR Disclosure Schedule, (iv) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation (except as set forth in Section 5.2(f) of the SASR Disclosure Schedule), (v)  grant or accelerate the vesting or payment of any equity or equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any Key Employee, other than for cause or take any action which would entitle a Key Employee to resign with “good reason” or similar term of import, (viii) hire any employees, other than to fill vacancies arising due to the termination of employment of any employee who was not a Key Employee or (ix) engage in any reduction in force, group termination, furlough or similar action with respect to any employees;

(g)            settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate that is not material to SASR, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(h)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying for the Intended Tax Treatment;

(i)            amend the SASR Articles, the SASR Bylaws or comparable governing documents of its Subsidiaries;

(j)            other than in prior consultation with AUB, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)            implement or adopt any change in its accounting principles, practices, methods or systems and internal accounting controls or disclosure controls, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

(l)            enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and practices and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)           make or acquire any new Loan or issue a commitment (including a letter of credit) for any new Loan or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan, (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral), except (i) Loans for which a commitment to make or acquire was entered into prior to the date of this Agreement; (ii) Loans or commitments for Loans with a principal balance less than $30,000,000 in full compliance with SASR Subsidiary Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment (provided that this exception shall not permit SASR or its Subsidiaries to acquire any such Loans), and (iii) amendments or modifications of any existing Loan in full compliance with SASR Subsidiary Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies; provided, that if AUB does not respond to a written request that is directed to the attention of its Chief Credit Officer (and otherwise in accordance with the notice procedures set forth in Section 9.5) for consent pursuant to this Section 5.2(m) within five (5) business days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;

(n)            make any new Loans to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of SASR or its Subsidiaries;

(o)            cancel, compromise, waive, or release any material Loans, except for (i) sales of Loans in the ordinary course of business consistent with past practice, or (ii) as expressly required by the terms of any SASR Contract in force at the date of the Agreement;

(p)            enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;

(q)            make, or commit to make, any capital expenditures that exceed the amounts set forth in SASR’s capital expenditure budget set forth in Section 5.2(q) of the SASR Disclosure Schedule;

(r)            (i) purchase any securities (other than investment securities in the ordinary course of business consistent with past practice) or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), any person other than SASR Subsidiary Bank, or otherwise acquire direct or indirect control over any person, or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of SASR), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(s)            (i) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or (ii) make any application to open, relocate or close any branch or other facility;

(t)            except for non-exclusive licenses and the expiration of Intellectual Property in the ordinary course of business consistent with past practice, sell, assign, dispose of, abandon, allow to expire, license or transfer any material Intellectual Property of SASR or its Subsidiaries;

(u)            materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(v)            make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(w)            take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied by the Termination Date, except as may be required by applicable law, or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement; or

(x)            agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3            Conduct of Businesses by AUB Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the AUB Disclosure Schedule), required by law or as consented to in writing by SASR (such consent not to be unreasonably withheld, conditioned or delayed), AUB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either AUB or SASR to obtain any necessary approvals of any AUB Regulatory Agency, SASR Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.4            Forbearances of AUB. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.4 of the AUB Disclosure Schedule (it being understood that any disclosures made with respect to a subsection of this Section 5.4 shall be deemed to qualify (1) any other subsection of this Section 5.4 specifically referenced or cross-referenced, and (2) any other subsections of this Section 5.4 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections)) or as required by law, AUB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SASR (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            adjust, split, combine or reclassify any capital stock of AUB (or any shares thereof) or make, declare or pay any extraordinary dividend or distribution on any AUB Common Stock;

(b)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying for the Intended Tax Treatment;

(c)            amend the AUB Articles, the AUB Bylaws or comparable governing documents of its Subsidiaries in a manner that would materially and adversely affect the holders of SASR Common Stock, or materially and adversely affect the holders of AUB Common Stock;

(d)            take any action that is intended or would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied by the Termination Date, except as may be required by applicable law, or (ii) prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement;

(e)            take any action that is intended or would reasonably be expected to result in a material delay in the ability of AUB or SASR to perform any of their obligations under this Agreement on a timely basis or a material delay in the ability of AUB to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby by the Termination Date; or

(f)            agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

Article VI

Additional Agreements

6.1            Regulatory Matters.

(a)            Promptly after the date of this Agreement, AUB and SASR shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, and AUB shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement/Prospectus will be included, and the parties shall use reasonable best efforts to make such filings within 45 days after the date of this Agreement. Each of AUB and SASR shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and AUB and SASR shall thereafter mail or deliver the Joint Proxy Statement/Prospectus to their respective shareholders or stockholders, as applicable. AUB and SASR shall use their reasonable best efforts to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. AUB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and SASR shall furnish all information concerning SASR and the holders of SASR Common Stock as may be reasonably requested in connection with any such action.

(b)            The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, AUB and SASR shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. AUB and SASR shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. AUB and SASR shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to SASR or AUB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that SASR shall not have the right to review portions of materials filed by AUB or AUB Subsidiary Bank with a Governmental Entity that contain competitively sensitive business information or confidential supervisory information, in which case, to the extent reasonably practicable, AUB or AUB Subsidiary Bank will make appropriate substitute disclosure arrangements to SASR. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of, and the filing of notices to, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board under the BHC Act, the Bank Merger Act and the Riegle-Neal Act, (ii) any state banking, securities or insurance regulatory authorities listed on Section 3.4 of the SASR Disclosure Schedule and Section 4.4 of the AUB Disclosure Schedule and approval of such applications, filings and notices, (iii) if required by the HSR Act, under the HSR Act and (iv) from any Governmental Entity (x) necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Mergers) or (y) the non-receipt of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, except, in the case of subclause (ii) above, for any such permits, consents, orders, approvals, waivers, non-objections and authorizations the failure of which to be obtained would not be material to the Surviving Corporation or the Surviving Bank following the Effective Time.

(c)            Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require AUB or SASR or any of their respective Subsidiaries, and neither AUB nor SASR nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (provided that for purposes of determining whether any of the foregoing gives rise to such a “material adverse effect”, “material adverse effect” shall be measured on a scale relative only to the size of SASR and its Subsidiaries, taken as a whole, without AUB and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).

(d)            AUB and SASR shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of AUB, SASR or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.

(e)            AUB and SASR shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2            Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to applicable laws, each of SASR and AUB, for the purposes of enabling SASR and AUB to verify the representations and warranties of the other party and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and each party shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of SASR and AUB shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that SASR or AUB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither AUB nor SASR nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of AUB’s or SASR’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Each of SASR and AUB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 6, 2024, by and between AUB and SASR (as it may be amended in accordance with its terms) (the “Confidentiality Agreement”).

(c)            No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3            Stockholder and Shareholder Approvals. Each of AUB and SASR shall call, give notice of, establish a record date for, convene and hold a meeting of its shareholders and stockholders, respectively (the “AUB Meeting” and the “SASR Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) in the case of SASR, the Requisite SASR Vote, and in the case of AUB, the Requisite AUB Vote, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of SASR and AUB shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Subject to the remainder of this Section 6.3, each of AUB and SASR and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of AUB and the stockholders of SASR, as applicable, the Requisite AUB Vote and the Requisite SASR Vote, as applicable, including by communicating to the shareholders of AUB and the stockholders of SASR, as applicable, its recommendation (and including such recommendation in the Joint Proxy Statement/Prospectus) that, in the case of AUB, the shareholders of AUB adopt and approve this Agreement and the transactions contemplated hereby (including the issuance of shares of AUB Common Stock pursuant to this Agreement) (the “AUB Board Recommendation”), and, in the case of SASR, the stockholders of SASR adopt and approve this Agreement and the transactions contemplated hereby (the “SASR Board Recommendation”). Subject to the remainder of this Section 6.3, each of AUB and SASR and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the AUB Board Recommendation, in the case of AUB, or the SASR Board Recommendation, in the case of SASR, (ii) fail to make the AUB Board Recommendation, in the case of AUB, or the SASR Board Recommendation, in the case of SASR, in the Joint Proxy Statement/Prospectus, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the AUB Board Recommendation, in the case of AUB, or the SASR Board Recommendation, in the case of SASR, in each case within ten (10) business days (or such fewer number of days as remains prior to the AUB Meeting or the SASR Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of AUB or SASR, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the AUB Board Recommendation or the SASR Board Recommendation, as applicable, such Board of Directors may, in the case of AUB, prior to the receipt of the Requisite AUB Vote, and in the case of SASR, prior to the receipt of the Requisite SASR Vote, effect a Recommendation Change, including by submitting this Agreement to its shareholders or stockholders, respectively, without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for such Recommendation Change to its shareholders or stockholders, as applicable, in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the AUB Board Recommendation or SASR Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Neither AUB nor SASR shall adjourn or postpone the AUB Meeting or the SASR Meeting, as the case may be, except that AUB or SASR (1) shall be permitted to adjourn or postpone the AUB Meeting or the SASR Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of AUB or the Board of Directors of SASR, as the case may be, has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders or stockholders, as applicable, prior to the AUB Meeting or the SASR Meeting, as the case may be and (2) shall adjourn or postpone the AUB Meeting or the SASR Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of AUB Common Stock or SASR Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting SASR or AUB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite SASR Vote or the Requisite AUB Vote; provided that, without the prior written consent of the other party, neither AUB nor SASR shall adjourn or postpone the AUB Meeting or the SASR Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate. If the SASR Meeting or the AUB Meeting is adjourned or postponed, AUB or SASR, respectively, may elect to cause the AUB Meeting or the SASR Meeting, respectively, to also be adjourned such that the meetings occur on the same date. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the AUB Meeting shall be convened and this Agreement shall be submitted to the shareholders of AUB at the AUB Meeting and (y) the SASR Meeting shall be convened and this Agreement shall be submitted to the stockholders of SASR at the SASR Meeting, and nothing contained herein shall be deemed to relieve either AUB or SASR of such obligation.

6.4            Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of AUB and SASR shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by SASR or AUB or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.

6.5            Stock Exchange Listing. AUB shall cause the shares of AUB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6            Employee Matters.

(a)            For a period commencing at the Effective Time and ending on the first anniversary of the Effective Time, AUB shall provide, or cause to be provided, to each individual who is employed by SASR or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof) during such period (a “Continuing Employee”): (i) a base salary or base wage rate that is no less than the base salary or base wage provided by SASR or any of its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time; (ii) target annual cash bonus opportunities that are no less favorable than those provided (x) to similarly situated employees of AUB or any of its Subsidiaries or (y) to each such Continuing Employee immediately prior to the Effective Time; (iii) target long term incentive opportunities that are no less favorable than those provided to similarly situated employees of AUB or any of its Subsidiaries; and (iv) other employee benefits that are in the aggregate no less favorable than those made available to similarly situated employees of AUB and its Subsidiaries (in the case of clause (iv) of this Section 6.6(a), excluding defined benefit pension, non-qualified deferred compensation, change in control, retention, equity and equity-based, severance and retiree medical benefits). For purposes of clarification, and not by way of limitation, any Continuing Employee who is on short-term disability or other short-term leave as of the Effective Time shall continue to be eligible for short-term disability pay and for long-term disability insurance coverage, respectively, under the AUB Benefit Plans, notwithstanding that such Continuing Employee was not actively employed by AUB at the onset of the disability.

(b)            Continuing Employees, except for those eligible for severance benefits under the SASR Executive Severance Plan or pursuant to any individual agreement with SASR or any of its Subsidiaries, who experience an involuntary termination of employment without cause, or other qualifying termination, shall receive severance benefits equal to the benefits set forth in SASR Disclosure Schedule 6.6(b).With respect to any AUB Benefit Plans in which any Continuing Employees first become eligible to participate on or after the Closing Date, AUB or the Surviving Corporation shall: (i) use commercially reasonable efforts to waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such AUB Benefit Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous SASR Benefit Plan immediately prior to the Closing Date, (ii) use commercially reasonable efforts to provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Closing Date (or, if later, prior to the time such employee commenced participation in such AUB Benefit Plan) under such AUB Benefit Plan (to the same extent that such credit was given under the analogous SASR Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any such AUB Benefit Plans, and (iii) recognize service of such employees with SASR and its respective Subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous SASR Benefit Plan prior to the Closing Date; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any AUB Benefit Plan that is a defined benefit pension plan, for purposes of any AUB Benefit Plan that provides retiree welfare benefits, for purposes of vesting of equity-based compensation (other than Assumed RSU Awards and Assumed PSU Awards), or to any AUB Benefit Plan that is a frozen plan, either with respect to level of benefits or participation, or provides grandfathered benefits.

(c)            If directed in writing by AUB at least ten (10) business days prior to the Effective Time, SASR shall terminate any SASR Qualified Plan, in each case effective as of, and contingent upon, the Effective Time. In connection with the termination of such SASR Qualified Plan, AUB shall take any and all actions as may be required to permit each affected SASR employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan (including any outstanding participant loans) to a AUB Qualified Plan. If a SASR Qualified Plan is terminated as described herein, the affected employees shall be eligible immediately upon the Closing Date to commence participation in a AUB Qualified Plan.

(d)            Upon request by AUB in writing at least ten (10) days prior to the Closing Date, SASR and its Subsidiaries shall cooperate in good faith with AUB prior to the Closing Date to amend, freeze, terminate or modify any SASR Benefit Plan to the extent and in the manner determined by AUB effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable law. SASR shall provide AUB with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.6(d), as applicable, and give AUB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, SASR shall provide AUB with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e)            On the Closing Date, SASR shall provide AUB with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least fifty percent (50%) in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity, and facility location.

(f)            Prior to making any written communications to any service provider of SASR or any of its Subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or employment with AUB following the Effective Time, SASR or any of its Subsidiaries shall provide AUB with a copy of the intended communication, and AUB shall have a reasonable period of time to review and comment on the communication, and SASR or any of its Subsidiaries shall give reasonable and good faith consideration to any comments made by AUB with respect thereto; provided that, after AUB has reviewed and commented on a communication, SASR or any of its Subsidiaries shall not have any obligation to provide to AUB subsequent communications that are substantially similar in all respects.

(g)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of SASR or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, SASR, AUB or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, SASR, AUB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of SASR or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any SASR Benefit Plan, AUB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, except as set forth in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement, including any current or former employee, officer, director or consultant of AUB or SASR or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7            Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the fullest extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by SASR pursuant to the SASR Articles, the SASR Bylaws, the governing or organizational documents of any Subsidiary of SASR and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the SASR Disclosure Schedule, each present and former director or officer of SASR and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “SASR Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of SASR or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any SASR Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such SASR Indemnified Party is not entitled to indemnification.

(b)            For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by SASR (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former directors and officers of SASR or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an aggregate basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by SASR for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, AUB or SASR, in consultation with, but only upon the consent of AUB, may (and at the request of AUB, SASR shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under SASR’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)            The obligations of the Surviving Corporation, AUB or SASR under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any SASR Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected SASR Indemnified Party or affected person.

(d)            The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each SASR Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8            Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of AUB, on the one hand, and a Subsidiary of SASR, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the Surviving Corporation.

6.9            Advice of Changes. AUB and SASR shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10            Dividends. After the date of this Agreement, each of AUB and SASR shall coordinate with the other the declaration of any dividends in respect of AUB Common Stock and SASR Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of SASR Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of SASR Common Stock and any shares of AUB Common Stock any such holder receives in exchange therefor in the Merger.

6.11            Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation, subpoena or summons against such party or its directors or officers relating to the transactions contemplated by this Agreement, and SASR shall give AUB the opportunity to participate (at AUB’s expense) in the defense or settlement of any such litigation, subpoena or summons. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. SASR shall not agree to settle any such litigation without AUB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that AUB shall not be obligated to consent to any settlement which does not include a full release of AUB and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.12            Corporate Governance. Effective as of the Effective Time, in accordance with the AUB Bylaws, the number of directors that will comprise the full Board of Directors of the Surviving Corporation shall be seventeen (17). Of the members of the initial Board of Directors of the Surviving Corporation as of the Effective Time, (a) fourteen (14) shall be the members of the Board of Directors of AUB as of immediately prior to the Effective Time, and (b) an additional three (3) shall be members of the Board of Directors of SASR as of immediately prior to the Effective Time (the “SASR Directors”), one of whom shall be Daniel J. Schrider; provided that any SASR Director must meet (i) the written director qualification and eligibility criteria of the Corporate Governance and Nominating Committee of the Board of Directors of AUB, a true, complete, and current copy of which has been provided by AUB to SASR and (ii) any applicable requirements or standards that may be imposed by a AUB Regulatory Agency for service on the Board of Directors of AUB, and shall otherwise be reasonably acceptable to the Corporate Governance and Nominating Committee of the Board of Directors of AUB (collectively, the “Eligibility Criteria”). In addition, the SASR Directors shall be appointed to the Board of Directors of the Surviving Bank (the “SASR Bank Directors”); provided that any such director must meet the Eligibility Criteria with respect to services on the Board of Directors of the Surviving Bank. Prior to the Effective Time, the parties (coordinating through the respective Chairman of each of SASR and AUB) shall cooperate in good faith to mutually agree on the selection of the SASR Directors and SASR Bank Directors who will join the Board of Directors of the Surviving Corporation and Surviving Bank, respectively, and their respective committee appointments.

6.13          Acquisition Proposals.

(a)            Each party agrees that it will not, and will cause each of its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.13(a)), (iv) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract), or (v) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite AUB Vote, in the case or AUB, or the Requisite SASR Vote, in the case of SASR, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party and entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party or otherwise prevent the party from providing any information to the other party in accordance with this Agreement or otherwise comply with its obligations under this Agreement, and provided the other with at least one (1) business day prior notice of taking any such action. Each party will, and will cause its Representatives to, (x) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than SASR or AUB, as applicable, with respect to any Acquisition Proposal and (y) request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties hereto and its Representatives) that has made or indicated an intention to make an Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any request for nonpublic information or any other inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised promptly (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to AUB or SASR, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty-five percent (25%) or more of any class of equity or voting securities of a party or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b)            Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(c)            Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.13 by any Subsidiary or Representative of SASR or AUB shall constitute a breach of this Section 6.13 by SASR or AUB, respectively.

6.14          Public Announcements. SASR and AUB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall, subject to applicable law, consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14, (iii) with respect to any Acquisition Proposal (subject to Section 6.3 and Section 6.13) and (iv) for statements that are reasonably necessary in connection with a party enforcing its rights under this Agreement in any litigation between the parties relating to this Agreement.

6.15          Change of Method. SASR and AUB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of SASR and AUB (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of AUB Common Stock received by holders of SASR Common Stock in exchange for each share of SASR Common Stock, (ii) adversely affect the Tax treatment of SASR’s stockholders or AUB’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of SASR or AUB pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16          Takeover Statutes. SASR and its Board of Directors shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, SASR and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17          Treatment of SASR Indebtedness. Upon the Effective Time, AUB shall assume the due and punctual performance and observance of the covenants to be performed by SASR under the indentures set forth in Section  6.17 of the SASR Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, (i) AUB and SASR shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures and (ii) SASR shall use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.

6.18          Exemption from Liability Under Section 16(b). SASR and AUB agree that, in order to most effectively compensate and retain SASR Insiders, both prior to and after the Effective Time, it is desirable that SASR Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of SASR Common Stock into shares of AUB Common Stock in the Merger and the conversion of any SASR Equity Awards into corresponding AUB Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.18. SASR shall deliver to AUB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of SASR subject to the reporting requirements of Section 16(a) of the Exchange Act (the “SASR Insiders”), and the Board of Directors of AUB and of SASR, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of SASR) any dispositions of SASR Common Stock or SASR Equity Awards by the SASR Insiders, and (in the case of AUB) any acquisitions of AUB Common Stock or AUB Equity Awards by any SASR Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.19         Tax Cooperation. AUB and SASR shall cooperate and use their respective reasonable best efforts in order for (i) AUB to receive the opinion described in Section 7.2(c) and (ii) SASR to receive the opinion described in Section 7.3(c).

6.20      Client Consents. SASR shall, and shall cause the SASR Advisory Entities to, use commercially reasonable efforts to obtain, as promptly as reasonably practicable after the date of this Agreement, the consent of each SASR Advisory Client to the deemed assignment of such SASR Advisory Client’s SASR Advisory Agreement to the extent required by applicable law or by such SASR Advisory Client’s SASR Advisory Agreement as a result of the transactions contemplated by this Agreement (each such consent, a “Client Consent”).

(b)            In connection with obtaining the consents and other actions required by this Section 6.20, at all times prior to the Closing, SASR shall keep AUB promptly informed of the status of obtaining such consents and shall, upon AUB’s reasonable request, make available to AUB copies of all such executed consents, related materials and other records relating to the consent process. Without limiting the foregoing, in connection with obtaining the consents required under this Section 6.20, AUB shall have the right to review in advance of distribution any notices or other materials to be distributed by SASR or any of its Representatives to SASR Advisory Clients and SASR shall consider in good faith any reasonable comments provided by AUB.

6.21          CRE Loan Portfolio Sale. SASR acknowledges that AUB may determine, in its sole discretion, to sell a portfolio of commercial real estate loans (including loans held by SASR) (the “CRE Loan Portfolio”) concurrent with or after the Closing (the “CRE Loan Portfolio Sale”). SASR hereby agrees to, and to cause SASR Subsidiary Bank and its other Subsidiaries and its and their respective Representatives to, use reasonable best efforts to assist and cooperate with AUB in connection with any sale process proposed by AUB with respect to the CRE Loan Portfolio, including (a) providing all relevant financial and other documents and information with respect to the CRE Loan Portfolio requested by AUB, the investment bank or broker engaged by AUB to manage the CRE Loan Portfolio Sale and any potential purchaser of the CRE Loan Portfolio, including preparation of a virtual data room containing such documents and information, (b) preparing materials related to the CRE Loan Portfolio Sale, in customary form and substance (including an offering memorandum), (c) identifying, locating and contacting potential purchasers of the CRE Loan Portfolio, (d) making appropriate Representatives available, as reasonably requested by AUB or the investment bank or broker engaged by AUB to manage the CRE Loan Portfolio Sale, at all reasonable times during normal business hours and upon reasonable advance notice, for the purpose of providing additional information and materials, including diligence responses and management presentations, to potential purchasers of the CRE Loan Portfolio, (e) entering into a sale agreement in respect of the CRE Loan Portfolio Sale and such other customary documents as necessary to effect the CRE Loan Portfolio Sale, in each case, on terms approved and directed by AUB (provided that such agreement shall provide that SASR shall not be required to consummate the CRE Loan Portfolio Sale unless the Closing has occurred) and (f) using commercially reasonable efforts to promptly consummate the CRE Loan Portfolio Sale on the Closing Date (or, if AUB determines to consummate the CRE Loan Portfolio Sale after the Closing Date, to prepare for the consummation of the CRE Loan Portfolio Sale on such date). Notwithstanding the foregoing, prior to the Effective Time, SASR shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.22         Operating Functions. SASR and SASR Subsidiary Bank shall cooperate with AUB and AUB Subsidiary Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Corporation and Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as AUB may decide. Each party shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally. Notwithstanding the foregoing, prior to the Effective Time, each party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VII

Conditions Precedent

7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Shareholder and Stockholder Approvals. (i) This Agreement and the AUB Share Issuance shall have been approved by the shareholders of AUB by the Requisite AUB Vote and (ii) this Agreement shall have been approved by the stockholders of SASR by the Requisite SASR Vote.

(b)            NYSE Listing. The shares of AUB Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)            S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)            Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in a Materially Burdensome Regulatory Condition.

(e)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

7.2           Conditions to Obligations of AUB. The obligation of AUB to effect the Merger is also subject to the satisfaction, or waiver by AUB, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of SASR set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of SASR set forth in Section 3.1(a), Section 3.1(b) (but only with respect to SASR Subsidiary Bank), Section 3.2(b) (but only with respect to SASR Subsidiary Bank), Section 3.3(a) and Section 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of SASR set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on SASR or the Surviving Corporation. AUB shall have received a certificate dated as of the Closing Date and signed on behalf of SASR by the Chief Executive Officer or the Chief Financial Officer of SASR to the foregoing effect.

(b)            Performance of Obligations of SASR. SASR shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and AUB shall have received a certificate dated as of the Closing Date and signed on behalf of SASR by the Chief Executive Officer or the Chief Financial Officer of SASR to such effect.

(c)            Federal Tax Opinion. AUB shall have received the opinion of Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, a written opinion of Kilpatrick Townsend & Stockton LLP), in form and substance reasonably satisfactory to AUB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of AUB and SASR, reasonably satisfactory in form and substance to such counsel.

7.3            Conditions to Obligations of SASR. The obligation of SASR to effect the Merger is also subject to the satisfaction, or waiver by SASR, at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of AUB set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of AUB set forth in Section 4.1(a), Section 4.1(b) (but only with respect to AUB Subsidiary Bank), Section 4.2(b) (but only with respect to AUB Subsidiary Bank), Section 4.3(a) and Section 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of AUB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on AUB. SASR shall have received a certificate dated as of the Closing Date and signed on behalf of AUB by the Chief Executive Officer or the Chief Financial Officer of AUB to the foregoing effect.

(b)            Performance of Obligations of AUB. AUB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and SASR shall have received a certificate dated as of the Closing Date and signed on behalf of AUB by the Chief Executive Officer or the Chief Financial Officer of AUB to such effect.

(c)            Federal Tax Opinion. SASR shall have received the opinion of Kilpatrick Townsend & Stockton LLP (or, if Kilpatrick Townsend & Stockton LLP is unwilling or unable to issue the opinion, a written opinion of Davis Polk & Wardwell LLP), in form and substance reasonably satisfactory to SASR, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of AUB and SASR, reasonably satisfactory in form and substance to such counsel.

Article VIII

Termination and Amendment

8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite SASR Vote or the Requisite AUB Vote:

(a)            by mutual written consent of AUB and SASR;

(b)            by either AUB or SASR if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement;

(c)            by either AUB or SASR if the Merger shall not have been consummated on or before January 21, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement;

(d)            by either AUB or SASR (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of SASR, in the case of a termination by AUB, or AUB, in the case of a termination by SASR, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by AUB, or Section 7.3, in the case of a termination by SASR, and which is not cured within forty-five (45) days following written notice to SASR, in the case of a termination by AUB, or AUB, in the case of a termination by SASR, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by SASR, prior to the receipt of the Requisite AUB Vote, if (i) AUB or the Board of Directors of AUB shall have made a Recommendation Change or (ii) AUB or the Board of Directors of AUB shall have breached any of its obligations under Section 6.3 or 6.13 in any material respect;

(f)            by AUB, prior to the receipt of the Requisite SASR Vote, if (i) SASR or the Board of Directors of SASR shall have made a Recommendation Change or (ii) SASR or the Board of Directors of SASR shall have breached any of its obligations under Section 6.3 or 6.13 in any material respect; or

(g)            by either AUB or SASR, if (i) the Requisite AUB Vote shall not have been obtained upon a vote thereon taken at the AUB Meeting (including any adjournment or postponement thereof) or (ii) the Requisite SASR Vote shall not have been obtained upon a vote thereon taken at the SASR Meeting (including any adjournment or postponement thereof).

8.2            Effect of Termination.

(a)            In the event of termination of this Agreement by either AUB or SASR as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of AUB, SASR, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and Article IX (but, in the case of Section 9.12, only in respect of covenants that survive termination) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither AUB nor SASR shall be relieved or released from any liabilities or damages arising out of Fraud or its willful and material breach of any provision of this Agreement (including the loss to the stockholders of SASR or the shareholders of AUB, as applicable, of the benefits of the transactions contemplated by this Agreement, including, in the case of SASR, the loss of the premium (if any) to which the stockholders of SASR would have been entitled). “Fraud" shall mean actual common law fraud under Delaware law in the making of the representations and warranties expressly set forth in Article III or Article IV, but not constructive fraud, equitable fraud or negligent misrepresentation or omission, and “willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party's act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)            (i)      In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of SASR or shall have been made directly to the stockholders of SASR or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the SASR Meeting) an Acquisition Proposal, in each case with respect to SASR and (A)(x) thereafter this Agreement is terminated by either AUB or SASR pursuant to Section 8.1(c) without the Requisite SASR Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by AUB pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either SASR or AUB pursuant to Section 8.1(g) as a result of the Requisite SASR Vote not having been obtained upon a vote taken thereon at the SASR Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, SASR enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SASR shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay AUB, by wire transfer of same-day funds, a fee equal to $56,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)            In the event that this Agreement is terminated by (x) AUB pursuant to Section 8.1(f) or (y) either AUB or SASR pursuant to Section 8.1(g) as a result of the Requisite SASR Vote not having been obtained upon a vote taken thereon at the SASR Meeting (including any adjournment or postponement thereof) and at such time AUB could have terminated this Agreement pursuant to Section 8.1(f), then SASR shall pay AUB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c)          (i)      In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of AUB or shall have been made directly to the shareholders of AUB or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the AUB Meeting) an Acquisition Proposal, in each case with respect to AUB and (A)(x) thereafter this Agreement is terminated by either AUB or SASR pursuant to Section 8.1(c) without the Requisite AUB Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by SASR pursuant to Section 8.1(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either SASR or AUB pursuant to Section 8.1(g) as a result of the Requisite AUB Vote not having been obtained upon a vote taken thereon at the AUB Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, AUB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then AUB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay SASR the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)            In the event that this Agreement is terminated by (x) SASR pursuant to Section 8.1(e), or (y) either AUB or SASR pursuant to Section 8.1(g) as a result of the Requisite AUB Vote not having been obtained upon a vote taken thereon at the AUB Meeting (including any adjournment or postponement thereof) and at such time SASR could have terminated this Agreement pursuant to Section 8.1(e), then AUB shall pay SASR, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)          Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e)          Each of AUB and SASR acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if AUB or SASR, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if AUB or SASR, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

Article IX

General Provisions

9.1          Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite AUB Vote or the Requisite SASR Vote; provided that after the receipt of the Requisite AUB Vote or the Requisite SASR Vote, there may not be, without further approval of the shareholders of AUB or stockholders of SASR, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2          Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite AUB Vote or the Requisite SASR Vote, there may not be, without further approval of the shareholders of AUB or stockholders of SASR, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7(a) and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4          Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by AUB and SASR.

9.5          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to SASR, to:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, MD 20832
Attention:  Aaron M. Kaslow
E-mail:     AKaslow@SandySpringBank.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
701 Pennsylvania Avenue NW, Suite 200
Washington, DC 20004
Attention: Edward G. Olifer

Stephen F. Donahoe

E-mail:     eolifer@ktslaw.com

sdonahoe@ktslaw.com

and

(b)          if to AUB, to:

Atlantic Union Bankshares Corporation

4300 Cox Road

Glen Allen, Virginia 23060
Attention: Rachael R. Lape, General Counsel

Robert M. Gorman, Chief Financial Officer

E-mail:     rachael.lape@atlanticunionbank.com

robert.gorman@atlanticunionbank.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Margaret E. Tahyar
                 Lee Hochbaum
                 David L. Portilla
E-mail:     margaret.tahyar@davispolk.com
                 lee.hochbaum@davispolk.com
                 david.portilla@davispolk.com

9.6          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of SASR means the actual knowledge of any of the officers of SASR listed on Section 9.6 of the SASR Disclosure Schedule, and the “knowledge” of AUB means the actual knowledge of any of the officers of AUB listed on Section 9.6 of the AUB Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives at least three (3) days prior to the date hereof, (b) included in the virtual data room of a party at least three (3) days prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least three (3) days prior to the date hereof, (iv) the term “business day” means any day other than a Saturday, a Sunday or a day on which banks in Richmond, Virginia or Olney, Maryland are authorized by law or executive order to be closed and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The SASR Disclosure Schedule and the AUB Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7          Counterparts. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8          Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that (i) matters relating to the fiduciary duties of the Board of Directors of AUB shall be subject to the laws of the Commonwealth of Virginia and (ii) matters relating to the fiduciary duties of the Board of Directors of SASR shall be subject to the laws of the State of Maryland).

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11        Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (i) as otherwise specifically provided in Section 6.7 and (ii) the rights of AUB, on behalf of the AUB shareholders (which are third party beneficiaries of this Agreement solely to the extent required for this proviso to be enforceable but without any rights to directly enforce any rights under this Agreement), and SASR, on behalf of the SASR stockholders (which are third party beneficiaries of this Agreement solely to the extent required for this proviso to be enforceable but without any rights to directly enforce any rights under this Agreement), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such AUB shareholders or SASR stockholders, including, in the case of SASR, the loss of the premium (if any) to which the SASR stockholders would have been entitled) in accordance with Section 8.2 in the event of a willful and material breach of any provision of this Agreement, it being agreed that in no event shall any AUB shareholder or SASR stockholder be entitled to enforce any of their respective rights, or AUB’s or SASR’s obligations, under this Agreement in the event of any such breach, but rather that (x) AUB shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the AUB shareholders and (y) SASR shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the SASR stockholders, and AUB or SASR may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12        Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1))) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15       Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Sandy Spring Bancorp, Inc. and Atlantic Union Bankshares Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Name:	Daniel J. Schrider
Title:	President and Chief Executive Officer

ATLANTIC UNION BANKSHARES CORPORATION

By:	/s/ John C. Asbury
Name:	John C. Asbury
Title:	President and Chief Executive Officer

[Agreement and Plan of Merger]

EXHIBIT A
Form of Plan of Merger

[Attached]

PLAN OF MERGER

merging

SANDY SPRING BANCORP, INC.,
a Maryland corporation

with and into

ATLANTIC UNION BANKSHARES CORPORATION,
a Virginia corporation

Article 1
TERMS OF THE MERGER

Section 1.1.        The Merger. In accordance with the Virginia Stock Corporation Act (as amended from time to time, the “VSCA”) and the Maryland General Corporation Law (as amended from time to time, the “MGCL”), Sandy Spring Bancorp, Inc.,, a Maryland corporation (“SASR”), shall, at such time as specified in the filed articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including this Plan of Merger (collectively, the “Articles of Merger”), with the Virginia State Corporation Commission (“VSCC”) or at such later time as shall be provided by applicable law (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”). AUB shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of SASR shall terminate.

Section 1.2.         Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the VSCA and MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of SASR and AUB shall be vested in the Surviving Corporation, and all debts, liabilities and duties of SASR and AUB shall be the debts, liabilities and duties of the Surviving Corporation.

Article 2
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.1.          Manner and Basis of Converting Shares. At the Effective Time, by virtue of the Merger and without any action on the part of AUB, SASR or the holder of any securities of AUB or SASR:

(a)          Each share of capital stock of AUB issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of AUB and shall not be affected by the Merger.

(b)          Subject to Section 2.6, each share of common stock, par value $1.00 per share, of SASR (“SASR Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of restricted SASR Common Stock (“SASR Restricted Stock”) and shares of SASR Common Stock owned by SASR or AUB (in each case other than shares of SASR Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SASR or AUB in respect of debts previously contracted), shall be converted into the right to receive 0.900 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of common stock, par value $1.33 per share, of AUB (the “AUB Common Stock”).

(c)          All of the shares of SASR Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of SASR Common Stock) previously representing any such shares of SASR Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of AUB Common Stock which such shares of SASR Common Stock have been converted into the right to receive pursuant to this Article 2, (ii) cash in lieu of fractional shares which the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 2.1 and Section 2.6, without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6, in each case, without any interest thereon.

(d)          If, prior to the Effective Time, the outstanding shares of AUB Common Stock or SASR Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give AUB and the holders of shares of SASR Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event; provided that nothing contained in this sentence shall be construed to permit SASR or AUB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Plan of Merger or the Agreement and Plan of Merger by and between SASR and AUB dated as of October 21, 2024 (the “Agreement”).

(e)          Notwithstanding anything in this Plan of Merger to the contrary, at the Effective Time, all shares of SASR Common Stock that are owned by SASR or AUB (in each case other than shares of SASR Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SASR or AUB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no AUB Common Stock or other consideration shall be delivered in exchange therefor.

Section 2.2.        Exchange Procedures.

(a)          Prior to the Effective Time, AUB shall designate Computershare or an exchange agent as mutually agreed by AUB and SASR (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b)          At or prior to the Effective Time, AUB shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article 2 for the benefit of the holders of Old Certificates, evidence in book-entry form representing shares of AUB Common Stock to be issued pursuant to Section 2.6, respectively, and any cash in lieu of any fractional shares to be paid pursuant to Section 2.6 (such cash and shares of AUB Common Stock, together with any dividends or distributions with respect to shares of AUB Common Stock payable in accordance with Section 2.3(b), being referred to herein as the “Exchange Fund”).

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(c)          As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of SASR Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive AUB Common Stock pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of AUB Common Stock and any cash in lieu of fractional shares, which the shares of SASR Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Plan of Merger as well as any dividends or distributions to be paid pursuant to Section 2.3(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares).

Section 2.3.          Exchange of Shares.

(a)          Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of SASR Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, (i) that number of whole shares of AUB Common Stock to which such holder of SASR Common Stock shall have become entitled pursuant to the provisions of Article 1 and (ii) a check or other method of payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate surrendered pursuant to the provisions of this Article 2 and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.3(b), and the Old Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.3, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of AUB Common Stock which the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.3.

(b)          No dividends or other distributions declared with respect to AUB Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article 2. After the surrender of an Old Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of AUB Common Stock that the shares of SASR Common Stock represented by such Old Certificate have been converted into the right to receive.

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(c)          If any share of AUB Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of AUB Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          Any portion of the Exchange Fund that remains unclaimed by the stockholders of SASR for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of SASR Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the shares of AUB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the AUB Common Stock deliverable in respect of each former share of SASR Common Stock such holder holds as determined pursuant to this Plan of Merger without any interest thereon. Notwithstanding the foregoing, none of AUB, SASR, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of SASR Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of SASR Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(e)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of AUB Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Plan of Merger.

Section 2.4.          Rights of Former Holders of SASR Common Stock. In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of AUB Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Plan of Merger.

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Section 2.5.          Treatment of SASR Equity Awards.

(a)          Restricted Stock Units.

(i)            At the Effective Time, except as set forth in Section 2.5(a)(ii), each time-vesting restricted stock unit award (not including any award that vests based on the achievement of a combination of time- and performance-based conditions) in respect of shares of SASR Common Stock granted under the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan, Sandy Spring Bancorp, Inc. 2024 Equity Plan, 2008 Revere Bank Equity Compensation Plan or 2013 Revere Bank Equity Compensation Plan (each, a “SASR Stock Plan” and each such restricted stock unit award, a “SASR RSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR RSU Award, shall be assumed by AUB and shall be converted into a restricted stock unit award (each, an “Assumed RSU Award”) that settles (subject to achievement of the applicable time-based vesting conditions) in a number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR RSU Award immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding SASR RSU Award immediately prior to the Effective Time (including, as applicable, (A) any terms and conditions relating to accelerated vesting on a qualified termination of the holder’s employment in connection with or following the Merger) and (B) any terms relating to the right to receive cash dividend equivalents in connection with or following the Merger upon settlement).

(ii)            At the Effective Time, each SASR RSU Award that is outstanding immediately prior to the Effective Time and (A) is vested as of immediately prior to the Effective Time or (B) is held by (x) a former employee, officer, director or other service provider of SASR or any Subsidiary of SASR, or (y) a non-employee member of the Board of Directors of SASR, in each case, whether or not vested immediately prior to the Effective Time (each SASR RSU Award described in the foregoing clauses (A) and (B), a “SASR Terminating RSU Award”), by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Terminating RSU Award, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, with respect to each share of SASR Common Stock underlying the SASR Terminating RSU Award, the Merger Consideration as if such SASR Terminating RSU Award had been settled in shares of SASR Common Stock immediately prior to the Effective Time (the “SASR Terminating RSU Award Consideration”), plus, if applicable, an amount in cash equal to any dividend equivalents with respect thereto.

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(b)          Performance-Based Restricted Stock Units.

(i)            At the Effective Time, except as set forth in Section 2.5(b)(ii), each restricted stock unit award in respect of shares of SASR Common Stock granted under a SASR Stock Plan that vests based on the achievement of a combination of time- and performance-based vesting conditions (each, a “SASR PSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR PSU Award, shall be assumed by AUB and shall be converted into a restricted stock unit award (each, an “Assumed PSU Award” and, together with the Assumed RSU Awards, “Assumed Equity Awards”) that settles (subject to the achievement of the applicable time-based vesting conditions) in a number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR PSU Award immediately prior to the Effective Time (based on target performance or, solely to the extent expressly set forth in the applicable award agreement with respect thereto, based on the greater of target performance and actual performance as of the Effective Time, as determined by the Compensation Committee of the Board of Directors of SASR in good faith consultation with AUB (such applicable performance level the “Applicable Performance Level”)), multiplied by the Exchange Ratio, rounded down to the nearest whole share. In addition, except as set forth in Section 2.5(b)(ii), each accrued dividend equivalent unit with respect to a SASR PSU Award (each, a “SASR Dividend Equivalent Unit”) shall be assumed by AUB and shall be converted into a dividend equivalent unit award (each, an “Assumed Dividend Equivalent Unit”) that settles (subject to the achievement of the applicable time-based vested conditions) in an amount in cash equal to the fair market value (determined by reference to the closing price of a share of AUB Common Stock on the trading day immediately preceding the settlement date) at the time of settlement of the number of shares of AUB Common Stock equal to the number of shares of SASR Common Stock underlying the SASR Dividend Equivalent Unit immediately prior to the Effective Time (based on target performance), multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each Assumed PSU Award (and corresponding Assumed Dividend Equivalent Unit) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding SASR PSU Award (and corresponding SASR Dividend Equivalent Unit) (other than performance-based vesting conditions) immediately prior to the Effective Time (including, as applicable, any terms and conditions relating to accelerated vesting on a qualified termination of the holder’s employment in connection with or following the Merger). For the avoidance of doubt, any portion of the SASR PSU Awards (and corresponding SASR Dividend Equivalent Units) that are not converted into Assumed PSU Awards (and corresponding Assumed Dividend Equivalent Units) pursuant to this Section 2.5(b) (i.e., that portion of the SASR PSU Awards representing performance in excess of the Applicable Performance Level) shall be forfeited and cancelled at the Effective Time for no consideration.

(ii)            At the Effective Time, each SASR PSU Award (and corresponding SASR Dividend Equivalent Unit) that is outstanding immediately prior to the Effective Time and is held by a former employee, officer, director or other service provider of SASR or any Subsidiary of SASR (each, a “SASR Terminating PSU Award”), by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Terminating PSU Award, shall fully vest (based on the Applicable Performance Level) and be cancelled and converted automatically into the right to receive, with respect to each share of SASR Common Stock underlying the SASR Terminating PSU Award, the Merger Consideration (or, in the case of each applicable accrued SASR Dividend Equivalent Unit with respect thereto, in an equivalent cash amount to the fair market value of SASR Common Stock at the Effective Time), as if such SASR Terminating PSU Award had been settled in shares of SASR Common Stock immediately prior to the Effective Time (the “SASR Terminating PSU Award Consideration”).

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(c)          Restricted Stock. At the Effective Time, shares of SASR Restricted Stock granted under a SASR Stock Plan that are outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Restricted Stock, shall fully vest and be converted automatically into the right to receive, with respect to each share of SASR Restricted Stock, the Merger Consideration, less applicable tax withholding which shall be satisfied in shares of AUB Common Stock, unless otherwise determined by the parties.

(d)          Stock Options. At the Effective Time, each stock option in respect of shares of SASR Common Stock (each such stock option, a “SASR Option” and, collectively with the SASR RSU Awards, the SASR PSU Awards and SASR Restricted Stock, the “SASR Equity Awards”) granted under the SASR Stock Plan that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of SASR or any holder of such SASR Option, shall be cancelled and converted automatically into the right to receive, a number of shares of AUB Common Stock (if any) equal to (x) the Exchange Ratio, multiplied by (y) the number of shares of SASR Common Stock underlying the SASR Option less a number of shares of SASR Common Stock having a fair market value (determined by reference to the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date) equal to the aggregate exercise price applicable to such SASR Option (the “SASR Option Consideration” and, collectively with the SASR Terminating RSU Consideration and the SASR Terminating PSU Consideration, the “SASR Terminating Award Consideration”). For the avoidance of doubt, each SASR Option for which the applicable per-share exercise price exceeds the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date shall be cancelled as of the Effective Time for no consideration.

(e)          The SASR Terminating Award Consideration shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the SASR Terminating Award Consideration (which withholding Taxes shall be satisfied by retaining a number of shares of SASR Common Stock having a fair market value (determined by reference to the closing price of a share of SASR Common Stock on the trading day immediately preceding the Closing Date) equal to the minimum statutory amount required to be withheld). Notwithstanding anything in this Section 2.5 to the contrary, with respect to any SASR Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be treated as contemplated by this Section 2.5 at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the SASR Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

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(f)          Prior to the Effective Time, SASR, the Board of Directors of SASR or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to AUB), to effectuate the provisions of this Section 2.5.

(g)          AUB shall take all corporate actions that are necessary for the assumption of the Assumed Equity Awards pursuant to this Section 2.5, including the reservation, issuance and listing of AUB Common Stock as necessary to effect the transactions contemplated by this Section 2.5. Within five (5) business days following the Effective Time, AUB shall file with the Securities and Exchange Commision a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) or an amendment to an existing registration statement on Form S-8 to register the issuance of the shares of AUB Common Stock underlying such Assumed Equity Awards to holders of such Assumed Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Assumed Equity Awards remain outstanding.

Section 2.6.          No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of AUB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to AUB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of AUB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of SASR Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (a) the average of the closing-sale prices of AUB Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by AUB and SASR) by (b) the fraction of a share (after taking into account all shares of SASR Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of AUB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

Section 2.7.          Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of AUB Common Stock, cash dividends or distributions payable pursuant to this Section 2.7 or any other amounts otherwise payable pursuant to this Plan of Merger to any holder of SASR Common Stock or SASR Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of SASR Common Stock or SASR Equity Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

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Section 2.8.         Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights shall be available to the holders of AUB Common Stock in connection with the Merger. In accordance with Section 3-202 of the MGCL, no appraisal or dissenters’ rights will be available to the holders of SASR Common Stock in connection with the Merger.

Article 3
ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

At the Effective Time, the Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of AUB, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with applicable law.

Article 4
AMENDMENT

Subject to compliance with applicable law, this Plan of Merger may be amended by the parties hereto at any time before or after the receipt of the the Requisite AUB Vote (as defined in the Agreement) or the Requisite SASR Vote (as defined in the Agreement); provided, that after the receipt of the Requisite AUB Vote or the Requisite SASR Vote, there may not be, without further approval of the shareholders of AUB or stockholders of SASR, as applicable, any amendment of this Plan of Merger that requires such further approval under applicable law. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Article 5
ABANDONMENT

At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action by a majority vote of the Boards of Directors of each of AUB and SASR. Written notice of such abandonment shall be filed with the VSCC and Maryland State Department of Assessments and Taxation prior to the Effective Time.

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EXHIBIT B

Form of Bank Merger Agreement

[Attached]

AGREEMENT AND PLAN OF MERGER

OF

SANDY SPRING BANK

WITH AND INTO

ATLANTIC UNION BANK

This Agreement and Plan of Merger (this “Bank Merger Agreement”), dated as of October 21, 2024, is by and between Atlantic Union Bank, Glen Allen, Virginia (“Atlantic Union Bank”) and Sandy Spring Bank, Olney, Maryland (“Sandy Spring Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”), dated as of October 21, 2024, between Atlantic Union Bankshares Corporation (“AUB”) and Sandy Spring Bancorp, Inc. (“SASR”).

WHEREAS, Sandy Spring Bank is a Federal Reserve member bank and trust company chartered under the laws of the State of Maryland and a wholly-owned subsidiary of SASR with its principal office at 17801 Georgia Avenue, Olney, Maryland 20832, with an authorized capitalization of 5,000,000 shares of common stock, par value $10.00 per share (“Sandy Spring Bank Common Stock”), of which 3,100,000 shares are issued and outstanding;

WHEREAS, Atlantic Union Bank is a Federal Reserve member bank chartered under the laws of the Commonwealth of Virginia and a wholly-owned subsidiary of AUB with its principal office at 4300 Cox Road, Glen Allen, Virginia 23060, with an authorized capitalization of 5,000 shares of common stock, par value $1.00 per share (“Atlantic Union Bank Common Stock”), of which 5,000 shares are issued and outstanding;

WHEREAS, AUB and SASR have entered into the Parent Merger Agreement, pursuant to which SASR will merge with and into AUB, with AUB surviving (the “Parent Merger”); and

WHEREAS, Atlantic Union Bank and Sandy Spring Bank desire to merge on the terms and conditions herein provided following the Effective Time of the Parent Merger, and the Board of Directors of each of Atlantic Union Bank and Sandy Spring Bank has determined that the Bank Merger (as defined herein) is in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement and adopt the Plan of Merger in substantially the form attached hereto as Exhibit A (the “Plan of Merger”).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger (as defined below) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Bank Merger Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.            The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Bank Merger Effective Time (as defined herein), Sandy Spring Bank shall merge with and into Atlantic Union Bank pursuant to the Plan of Merger (the “Bank Merger”) under the laws of the Commonwealth of Virginia and with the effects set forth in Section 6.2-822C of the Virginia Banking Act, Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”), Section 3-712 of the Maryland Financial Institutions Code and Section 3-114 of the Maryland General Corporation Law (the “MGCL”). Atlantic Union Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”) pursuant to Section 6.2-822C of the Virginia Banking Act and in accordance with 12 U.S.C. § 1828(c) and 12 U.S.C. § 321. The parties shall file Articles of Merger meeting the requirements of Section 13.1-720 of the VSCA and Section 3-109 of the MGCL (the “Articles of Merger”) with the Virginia State Corporation Commission (the “VSCC”) and the Maryland State Department of Assessments and Taxation (“MSDAT”).

2.            Effects of the Bank Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth in Section 6.2-822C of the Virginia Banking Act, Section 13.1-721 of the VSCA, Section 3-712 of the Maryland Financial Institutions Code and Section 3-114 of the MGCL and the provisions of other applicable law:

(a)            The separate existence of Sandy Spring Bank shall cease, and the Surviving Bank shall continue its existence under the laws of the Commonwealth of Virginia as a Virginia chartered banking corporation. At the Bank Merger Effective Time, the Surviving Bank shall be considered the same business and corporate entity as Sandy Spring Bank and Atlantic Union Bank with all the rights, powers and duties of each of Sandy Spring Bank and Atlantic Union Bank; provided, however, that the Surviving Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Banking Act or applicable regulations;

(b)            All assets, interests, rights and appointments of Sandy Spring Bank and Atlantic Union Bank as they exist immediately prior to the Bank Merger Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and

(c)            The Surviving Bank shall be responsible for all the liabilities and obligations of every kind and description of Sandy Spring Bank and Atlantic Union Bank.

3.            Closing; Effective Time. The closing of the Bank Merger will take place immediately following the Parent Merger or at such other time and date following the Effective Time of the Parent Merger as Atlantic Union may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by Sandy Spring Bank and Atlantic Union Bank. Subject to applicable law, the Bank Merger shall become effective (such date and time, the “Bank Merger Effective Time”) upon the issuance of a certificate of merger by the VSCC, or at such later time as may be specified by mutual agreement of the parties in the certificate of merger issued by the VSCC.

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4.            Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of Atlantic Union Bank in effect immediately prior to the Bank Merger Effective Time shall be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law.

5.            Corporate Title; Offices. The name of the Surviving Bank shall be “Atlantic Union Bank.” The business of the Surviving Bank shall be that of a Virginia chartered banking corporation. The headquarters and principal executive offices of the Surviving Bank shall be in Richmond, Virginia. The business of the Surviving Bank shall be conducted at such headquarters and principal executive offices, at all duly authorized and operating branches of Atlantic Union Bank and Sandy Spring Bank as of the Bank Merger Effective Time, and at all other offices and facilities of Atlantic Union Bank and Sandy Spring Bank established as of the Bank Merger Effective Time.

6.            Directors and Executive Officers. The directors of Atlantic Union Bank immediately prior to the Bank Merger Effective Time shall constitute the directors of the Surviving Bank, subject to Section 6.12 of the Parent Merger Agreement. The officers of Atlantic Union Bank immediately prior to the Bank Merger Effective Time shall constitute the officers of the Surviving Bank immediately following the Bank Merger Effective Time. All officers of the Surviving Bank shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the Surviving Bank or an appropriately authorized committee thereof.

7.            Effect on Shares of Capital Stock.

(a)            Each share of Atlantic Union Bank Common Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall be unaffected by the Bank Merger and shall remain issued and outstanding. No additional shares of Atlantic Union Bank Common Stock will be issued pursuant to the Parent Merger Agreement. The authorized capital stock of the Surviving Bank shall consist of 5,000 shares of Atlantic Union Bank Common Stock immediately following the Bank Merger Effective Time.

(b)            At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of any holder of any capital stock of Sandy Spring Bank, each share of Sandy Spring Bank Common Stock issued and outstanding prior to the Bank Merger shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor. At and after the Bank Merger Effective Time, certificates evidencing shares of Sandy Spring Bank Common Stock shall not evidence any interest in Sandy Spring Bank or the Surviving Bank. The stock transfer book of Sandy Spring Bank shall be closed as of the Bank Merger Effective Time and, thereafter, no transfer of any shares of Sandy Spring Bank Common Stock shall be recorded therein.

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8.            Conditions Precedent. The Bank Merger and the obligations of the parties under this Bank Merger Agreement, including to consummate the Bank Merger, shall be subject to the fulfillment or written waiver of each of the following conditions prior to the Bank Merger Effective Time:

(a)            This Bank Merger Agreement has been approved by Atlantic Union, as the sole shareholder of Atlantic Union Bank, and by Sandy Spring, as the sole stockholder of Sandy Spring Bank, each at meetings duly called and held or by written consent or consents in lieu thereof.

(b)            Approvals of the Bank Merger shall have been obtained from the VSCC (including the Virginia Bureau of Financial Institutions), the Maryland Office of Financial Regulation and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) and shall be in full force and effect and all related waiting periods shall have expired, and all consents, approvals, waivers, non-objections, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

(c)            The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement at or before the Bank Merger Effective Time.

(d)            No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

9.            Covenants. From the date of this Bank Merger Agreement to the Bank Effective Time, Atlantic Union Bank and Sandy Spring Bank agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement. Without limiting the generality of the foregoing, Atlantic Union Bank and Sandy Spring Bank shall proceed expeditiously and in accordance with Section 6.1 of the Parent Merger Agreement and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority), the Virginia Bureau of Financial Institutions, the Maryland Office of Financial Regulation and the District of Columbia Department of Insurance, Securities and Banking, as may be required by applicable laws and regulations.

10.          Additional Actions. If, at any time after the Bank Merger Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Sandy Spring Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Sandy Spring Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank and its proper officers and directors an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Sandy Spring Bank or otherwise to take any and all such action.

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11.          Authorization; Binding Effect. Each of the parties hereto represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Bank Merger Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

12.          Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Atlantic Union Bank and Sandy Spring Bank at any time prior to the Bank Merger Effective Time; provided, that after approval of this Bank Merger Agreement by the respective shareholders of Sandy Spring Bank and Atlantic Union Bank, there may not be, without further approval of such shareholders, an amendment to this Bank Merger Agreement that requires further approval of such shareholders under applicable law.

13.          Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

14.          Assignment. This Bank Merger Agreement may not be assigned by either Atlantic Union Bank or Sandy Spring Bank (whether by operation of law or otherwise) without the prior written consent of the other.

15.          Termination. This Bank Merger Agreement may be terminated by written mutual agreement of Atlantic Union Bank and Sandy Spring Bank at any time prior to the Bank Merger Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

16.          Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles.

17.          Counterparts. This Bank Merger Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Bank Merger Agreement and any signed agreement or instrument entered into in connection with this Bank Merger Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf’ format data file as a defense to the formation of a contract and each party forever waives any such defense.

18.          Severability. In the event that any provision of this Bank Merger Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Bank Merger Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Bank Merger Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Bank Merger Agreement to be executed on its behalf by their duly authorized officers, as of the day and year first above written.

ATLANTIC UNION BANK

By:
Name:
Title:

SANDY SPRING BANK

By:
Name:
Title:

[Agreement and Plan of Merger]

EXHIBIT A

PLAN OF MERGER

merging

SANDY SPRING BANK,
a Maryland chartered banking corporation

with and into

ATLANTIC UNION BANK,
a Virginia chartered banking corporation

1.            Merger. Sandy Spring Bank, a Federal Reserve member bank chartered under the laws of the State of Maryland (“Sandy Spring Bank”), shall, at the time of issuance of the certificate of merger by the Virginia Stock Corporation Commission (the “VSCC”) (or at such later time as may be specified in the articles of merger filed with the VSCC) (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Atlantic Union Bank, a Federal Reserve member bank chartered under the laws of the Commonwealth of Virginia (“Atlantic Union Bank”). Atlantic Union Bank shall be the surviving corporation (the “Surviving Bank”) in the Merger and shall continue its existence under the laws of the Commonwealth of Virginia, and the separate existence of Sandy Spring Bank shall cease.

2.            Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”), Section 6.2-822C of the Virginia Banking Act, Section 3-712 of the Maryland Financial Institutions Law and Section 3-114 of the Maryland General Corporation Law (the “MGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Sandy Spring Bank and Atlantic Union Bank shall be vested in the Surviving Bank, and all debts, liabilities and duties of Sandy Spring Bank and Atlantic Union Bank shall be the debts, liabilities and duties of the Surviving Bank; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Banking Act or applicable regulations.

3.            Manner and Basis of Converting Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Atlantic Union Bank or Sandy Spring Bank or the holder of any of the following securities:

(a)            Each share of Atlantic Union Bank common stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger, shall remain issued and outstanding, and no additional shares of Atlantic Union Bank common stock will be issued.

(b)            Each share of Sandy Spring Bank common stock issued and outstanding prior to the Effective Time shall be automatically cancelled and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

(c)            Certificates evidencing shares of Sandy Spring Bank common stock shall not evidence any interest in Sandy Spring Bank or the Surviving Bank, the stock transfer book of Sandy Spring Bank shall be closed and no transfer of any shares of Sandy Spring Bank common stock shall be recorded therein.

4.            Articles of Incorporation and Bylaws. As of the Effective Time, the articles of incorporation and bylaws of Atlantic Union Bank, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law.

5.            Amendment. Subject to applicable law, this Plan of Merger may be amended, modified or supplemented only by written agreement of Atlantic Union Bank and Sandy Spring Bank at any time prior to the Effective Time; provided, that after approval of this Plan of Merger and the Merger by the shareholder of Atlantic Union Bank and Sandy Spring Bank, there may not be, without further approval of such shareholder, an amendment to this Plan of Merger that requires further approval of such shareholders under applicable law.

6.            Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Parent Merger Agreement, without further shareholder action by a majority vote of the Boards of Directors of each of Sandy Spring Bank and Atlantic Union Bank. Written notice of such abandonment shall be filed with the VSCC and Maryland State Department of Assessments and Taxation (“MSDAT”) and other appropriate regulatory agencies prior to the Effective Time.

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EXHIBIT C

Form of SASR Support Agreement

[Attached]

SASR SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October 21, 2024, is entered into by and among Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”), and each of the undersigned stockholders (each, a “Stockholder”, and collectively, the “Stockholders”) of Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”). The obligations of each Stockholder hereunder shall be several and not joint.

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between AUB and SASR, SASR will be merged with and into AUB, with AUB as the surviving corporation;

WHEREAS, as of the date of this Agreement, each Stockholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.00 per share, of SASR (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of SASR has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of SASR and SASR’s stockholders and declared the Merger Agreement advisable, and has resolved to recommend that SASR’s stockholders approve the Merger Agreement and submit the Merger Agreement to SASR’s stockholders for approval; and

WHEREAS, the Stockholders are supportive of the Merger Agreement and the transactions contemplated thereby and have determined that it is in their best interests to enter into this Agreement to provide for their collective support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for AUB to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) SASR or the Board of Directors of SASR having made a Recommendation Change, (c) any amendment, modification or waiver of the Merger Agreement that either (i) changes the amount of the Merger Consideration or (ii) is otherwise adverse to the Stockholders, in each case, without the consent of the Stockholders or (d) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.	Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of SASR’s stockholders, however called, and in connection with any written consent of SASR’s stockholders, each Stockholder shall (i) appear at such meeting or otherwise cause all of such Stockholder’s Existing Shares and all other shares of Common Stock or voting securities over which such Stockholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof and sole dispositive authority (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any SASR Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of SASR’s shareholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement), and (D) against any action, proposal, transaction, agreement or amendment of the SASR Articles of Incorporation or SASR Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of SASR contained in the Merger Agreement, or of a Stockholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement. Each Stockholder agrees to exercise all voting or other determination rights such Stockholder has in any trust or other legal entity to carry out the intent and purposes of such Stockholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with such Stockholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and such Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of SASR at the request of the SASR Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the SASR stockholders. Each Stockholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.

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4.	Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that such Stockholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) adoption of the Merger Agreement by the stockholders of SASR by the Requisite SASR Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that each Stockholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom AUB has consented with respect to a Transfer by such Stockholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Stockholder or to a trust solely for the benefit of such Stockholder and/or any Family Member of such Stockholder or (B) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and such Stockholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to AUB, in which case such Stockholder shall remain responsible for any breach of this Agreement by such transferee, (iv) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of SASR Common Stock, (v) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (vi) to satisfy any Tax liability incurred by such Stockholder in respect of vesting, exercise or settlement of SASR Equity Awards held by Stockholder (any Transfer in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (vi), the Stockholder effecting such Transfer may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means, with respect to each Stockholder: (I) such Stockholder and Stockholder’s spouse, individually, (II) any descendant, niece or nephew of such Stockholder or such Stockholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

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5.	Representations of each Stockholder. Each Stockholder represents and warrants as follows: (a) such Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of such Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Stockholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) such Stockholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of such Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by such Stockholder and over which such Stockholder, directly or indirectly, has sole voting and dispositive authority; (e) such Stockholder beneficially owns such Stockholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Stockholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) such Stockholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Stockholder agrees that such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Stockholder of such Stockholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.	Publicity. Each Stockholder hereby authorizes SASR and AUB to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement/Prospectus or any other filing with any Governmental Entity made in connection with the Merger, such Stockholder’s identity and ownership of such Stockholder’s Shares and the nature of such Stockholder’s obligations under this Agreement.

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7.	Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.	Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to each Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.	Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.	Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the State of Maryland shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

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12.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to a Stockholder, to its address set forth on Schedule A hereto, and if to AUB, to the following addresses:

Atlantic Union Bankshares Corporation 4300 Cox Road Glen Allen, Virginia 23060

Attention:	Rachael R. Lape, General Counsel
Robert	M. Gorman, Chief Financial Officer
Telephone:	(804) 633-5031
E-mail:	rachael.lape@atlanticunionbank.com
robert.gorman@atlanticunionbank.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

Attention:	Margaret E. Tahyar
Lee Hochbaum
David Portilla
E-mail:	margaret.tahyar@davispolk.com
lee.hochbaum@davispolk.com
david.portilla@davispolk.com

13.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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14.	Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by each Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.	No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to each Stockholder in such Stockholder’s capacity as a stockholder of SASR, and, to the extent a Stockholder serves as a member of the board of directors or as an officer of SASR, nothing in this Agreement shall limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as a director or officer and not as a stockholder.

17.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

ATLANTIC UNION BANKSHARES CORPORATION

By:
Name:
Title:

[SASR Support Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

STOCKHOLDERS:

Name:

[SASR Support Agreement]

Schedule A

Existing Share Information

Name of Record Holder	Total Existing Shares	Address for Notices
RALPH F. BOYD	14,319	[***]
KENNETH C. COOK	75,151	[***]
MARK E. FRIIS	19,164	[***]
BRIAN J. LEMEK	22,422	[***]
PAMELA A. LITTLE	32,047	[***]
MARK C. MICHAEL	5,787	[***]
MARK C. MICKLEM	19,070	[***]
CHRISTINA B. O’MEARA	6,553	[***]
ROBERT L. ORNDORFF	11,663	[***]
CRAIG A. RUPPERT	141,386	[***]
DANIEL J. SCHRIDER	9,922	[***]
MONA ABUTALEB STEPHENSON	9,408	[***]

EXHIBIT D

Form of AUB Support Agreement

[Attached]

AUB SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October 21, 2024, is entered into by and among Sandy Spring Bancorp, Inc., a Maryland corporation (“SASR”), and each of the undersigned shareholders (each, a “Shareholder”, and collectively, the “Shareholders”) of Atlantic Union Bankshares Corporation, a Virginia corporation (“AUB”). The obligations of each Shareholder hereunder shall be several and not joint.

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between AUB and SASR, SASR will be merged with and into AUB, with AUB as the surviving corporation;

WHEREAS, as of the date of this Agreement, each Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.33 per share, of AUB (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of AUB has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of AUB and AUB’s shareholders and declared the Merger Agreement advisable, and has resolved to recommend that AUB’s shareholders approve the Merger Agreement and the AUB Share Issuance and submit the Merger Agreement and the AUB Share Issuance to AUB’s shareholders for approval; and

WHEREAS, the Shareholders are supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger and the AUB Share Issuance, and have determined that it is in their best interests to enter into this Agreement to provide for their collective support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for SASR to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) AUB or the Board of Directors of AUB having made a Recommendation Change, (c) any amendment, modification or waiver of the Merger Agreement that either (i) changes the amount of the Merger Consideration or (ii) is otherwise adverse to the Shareholders, in each case, without the consent of the Shareholders or (d) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.	Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of AUB’s shareholders, however called, and in connection with any written consent of AUB’s shareholders, each Shareholder shall (i) appear at such meeting or otherwise cause all of such Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which such Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof and sole dispositive authority (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any AUB Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the AUB Share Issuance, (B) in favor of any proposal to adjourn or postpone such meeting of AUB’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement and the AUB Share Issuance, (C) against any Acquisition Proposal (other than the transactions contemplated by the Merger Agreement), and (D) against any action, proposal, transaction, agreement or amendment of the AUB Articles of Incorporation or AUB Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of AUB contained in the Merger Agreement, or of a Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement. Each Shareholder agrees to exercise all voting or other determination rights such Shareholder has in any trust or other legal entity to carry out the intent and purposes of such Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Shareholder represents, covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with such Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and such Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of AUB at the request of the AUB Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the AUB shareholders. Each Shareholder represents, covenants and agrees that it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.

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4.	Transfer Restrictions Prior to the Merger. Each Shareholder hereby agrees that such Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) approval of the Merger Agreement and the AUB Share Issuance by the shareholders of AUB by the Requisite AUB Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that each Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom SASR has consented with respect to a Transfer by such Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Shareholder or to a trust solely for the benefit of such Shareholder and/or any Family Member of such Shareholder or (B) upon the death of such Shareholder pursuant to the terms of any trust or will of such Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of such Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and such Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to SASR, in which case such Shareholder shall remain responsible for any breach of this Agreement by such transferee, (iv) under any existing stock sale plan adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of AUB Common Stock, (v) to any charitable organization that is tax exempt under Section 501(c)(3) of the Code and (vi) to satisfy any Tax liability incurred by such Shareholder in respect of vesting, exercise or settlement of AUB Equity Awards held by Shareholder (any Transfer in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (vi), the Shareholder effecting such Transfer may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means, with respect to each Shareholder: (I) such Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of such Shareholder or such Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

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5.	Representations of each Shareholder. Each Shareholder represents and warrants as follows: (a) such Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Shareholder or the performance of such Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) such Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of such Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by such Shareholder and over which such Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) such Shareholder beneficially owns such Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) such Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. Each Shareholder agrees that such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Shareholder of such Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.	Publicity. Each Shareholder hereby authorizes AUB and SASR to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Joint Proxy Statement/Prospectus or any other filing with any Governmental Entity made in connection with the Merger, such Shareholder’s identity and ownership of such Shareholder’s Shares and the nature of such Shareholder’s obligations under this Agreement.

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7.	Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.	Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to each Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.	Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.	Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the Commonwealth of Virginia shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

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12.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to a Shareholder, to its address set forth on Schedule A hereto, and if to SASR, to the following addresses:

Sandy Spring Bancorp, Inc. 17801 Georgia Avenue Olney, MD 20832

Attention:	Aaron M. Kaslow
Email:	AKaslow@SandySpringBank.com

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue

NW Suite 200

Washington, DC 20004

Attention:	Edward G. Olifer
E-mail:	eolifer@ktslaw.com

13.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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14.	Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by each Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.	No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to each Shareholder in such Shareholder’s capacity as a shareholder of AUB, and, to the extent a Shareholder serves as a member of the board of directors or as an officer of AUB, nothing in this Agreement shall limit or affect any actions or omissions taken by such Shareholder in such Shareholder’s capacity as a director or officer and not as a shareholder.

17.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

SANDY SPRING BANCORP, INC.

By:
Name:
Title:

[AUB Support Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

SHAREHOLDERS:

Name:

[AUB Support Agreement]

Schedule A

Existing Share Information

Name of Record Holder	Total Existing Shares	Address for Notices
Donald R. Kimble, Jr.	8,968	[***]
F. Blair Wimbush	5,957	[***]
Frank Russell Ellett	58,439	[***]
Joel R. Shepherd	109,463	[***]
John C. Asbury	229,281	[***]
Keith L. Wampler	16,671	[***]
Linda V. Schreiner	20,553	[***]
Michelle A. O’Hara	1,968	[***]
Nancy Howell Agee	32,800	[***]
Patrick E. Corbin	30,824	[***]
Patrick J. McCann	29,682	[***]
Paul Engola	1,968	[***]
Rilla S. Delorier	4,927	[***]
Ronald L. Tillett	32,638	[***]